Filed Pursuant to Rule 424(b)(5)
Registration No. 333-201223

Prospectus Supplement to Prospectus dated December 23, 2014

1,540,000 American Depositary Shares

DAQO NEW ENERGY CORP.

Representing 38,500,000 ordinary shares

We are offering 1,540,000 American Depositary Shares, or ADSs, each representing 25 ordinary shares, par value $0.0001 per share, of Daqo New Energy Corp.

Our ADSs are traded on the New York Stock Exchange, or NYSE, under the symbol “DQ.” On February 4, 2015, the reported last sale price for the ADSs was US$21.86 per ADS.

See “Risk Factors” on page S-12 of this prospectus supplement and those included in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before buying our ADSs.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

PRICE $19.50 PER ADS

	Per ADS	Total
Offering price	$19.50	$30,030,000
Underwriting discount	$0.8775	$1,351,350
Proceeds, before expenses, to us	$18.6225	$28,678,650

The underwriter expects to deliver the ADSs against payment in New York, New York on or about February 10, 2015.

Credit Suisse

Prospectus Supplement dated February 5, 2015

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus filed by us with the SEC. We have not and the underwriter has not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not and the underwriter is not making an offer of the ADSs in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or the underwriter to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained, and the documents incorporated by reference, in the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus before deciding to invest in our ADSs. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of ADSs offered by this prospectus supplement. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Before purchasing any securities, you should carefully read this prospectus supplement and the accompanying prospectus together with the additional information described under the headings “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” in this prospectus supplement.

In this prospectus supplement, unless otherwise indicated or unless the context otherwise requires,

•	“we”, “us”, “our company”, “our” or “Daqo Cayman” refers to Daqo New Energy Corp., its subsidiaries and, until December 30, 2013, its consolidated variable interest entity;
•	“ADSs” refers to our American depositary shares, each of which represents 25 ordinary shares. On December 21, 2012, we effected a change of the ADS to ordinary share ratio from one ADS representing five ordinary shares to one ADS representing 25 ordinary shares. The ratio change had the same effect as a 1-for-5 reverse ADS split;
•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus supplement and the accompanying prospectus only, Taiwan, Hong Kong and Macau;
•	“EUR” or “Euro” refers to the legal currency of the European Union; “RMB” or “Renminbi” refers to the legal currency of China; “$”, “dollars” or “U.S. dollars” refers to the legal currency of the United States; and
•	“shares” or “ordinary shares” refers to our ordinary shares, par value $0.0001 per share.

S-ii

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein, may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. The section of this prospectus supplement entitled “Risk Factors”, among others, discuss factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You can identify these forward-looking statements by words or phrases such as “may”, “will”, “expect”, “is expected to”, “anticipate”, “aim”, “estimate”, “intend”, “plan”, “believe”, “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our business and operating strategies;
•	our expansion and capital expenditure plans;
•	our operations and business prospects;
•	our planned use of proceeds;
•	our financial condition and results of operations;
•	the industry regulatory environment as well as the industry outlook generally;
•	future developments in the polysilicon and wafer manufacturing and photovoltaic and semiconductor industries; and
•	government subsidies and economic incentives for solar energy application.

This prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein, may also contain estimates, projections and statistical data related to the polysilicon markets and photovoltaic industry in several countries, including China. This market data speaks as of the date it was published and includes projections that are based on a number of assumptions and are not representations of fact. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made or incorporated by reference in this prospectus supplement relate only to events or information as of the date on which the statements are made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein, completely and with the understanding that our actual future results may be materially different from what we expect. You should not place undue reliance on these forward-looking statements.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In addition to this summary, we urge you to read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our ADSs discussed under “Risk Factors,” before deciding whether to purchase our ADSs.

Our Company

We are a leading polysilicon manufacturer based in China. We primarily manufacture and sell high-quality polysilicon to photovoltaic product manufacturers. We also manufacture and sell photovoltaic wafers and modules.

Our Strengths

We believe that the following strengths enable us to compete effectively and further increase our revenues and profitability:

•	One of the lowest polysilicon production costs globally with a clearly defined plan to further reduce costs;
•	Low capital expenditure expansion project underway at our western China polysilicon facilities, which is expected to approximately double our current production capacity by the end of the second quarter of 2015;
•	Strategically located production facility in western China with low electricity prices and proximity to customers;
•	Superior high quality product; and
•	Experienced management team with proven track record.

Our Strategies

Our goal is to become a leading global supplier of polysilicon for the photovoltaic industry. We intend to achieve this goal by pursuing the following strategies:

•	Continue reducing our production costs;
•	Continue expanding our polysilicon production capacity; and
•	Continue growing our customer network and relationships.

Our Risks and Challenges

The successful execution of our strategies is subject to certain risks and uncertainties, including:

•	Our future growth and profitability depend on the demand for photovoltaic products and the development of photovoltaic technologies;
•	Global supply for polysilicon has exceeded and may continue to exceed demand, which could cause polysilicon prices to continue to decline;
•	Our revenues and results of operations have historically fluctuated and may fluctuate in the future;
•	Alternative technologies in cell manufacturing may replace the need to use polysilicon;
•	We may not be able to significantly expand our polysilicon production capacity and continue reducing production costs;
•	The potential reduction in, or elimination of, government subsidies and economic incentives for solar energy applications could cause demand for our products and our revenues to decline;
•	We may not be able to compete successfully with competitors who have greater resources than us;

•	We depend on a limited number of customers and sales contracts for a significant portion of our revenues; and
•	We may not be able to manage our growth effectively.

See “Risk Factors” and “Forward-Looking Statements,” as well as “Item 3.D. Risk Factors” in our annual report on Form 20-F for the fiscal year ended December 31, 2013, or the 2013 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of these and other risks and uncertainties associated with our business and investing in our ADSs.

Recent Developments

In the nine months ended September 30, 2014, net income attributable to our shareholders was $13.0 million, as compared to net loss attributable to our shareholders in the amount of $62.9 million in the nine months ended September 30, 2013. We achieved positive quarterly net income in the three months ended March 31, 2014 for the first time since the three months ended September 30, 2011. We generated net income in the amount of $2.6 million, $4.5 million and $5.9 million in the three months ended March 31, June 30 and September 30, 2014, respectively.

In the nine months ended September 30, 2014, we produced 4,769 MT of polysilicon, an increase from 3,241 MT in the nine months ended September 30, 2013. As a result of the upgrade of the manufacturing process and improvement in our production efficiency at our Xinjiang facilities, our actual polysilicon production reached 1,748 MT during the third quarter of 2014, exceeding our 6,150 MT nameplate annual capacity by 9.0%. We shipped 4,425 MT of polysilicon in the nine months ended September 30, 2014, compared with 2,969 MT of polysilicon in the nine months ended September 30, 2013. Our average selling price of polysilicon for the nine months ended September 30, 2014 was $21.72/kg, which increased by 30.2% compared to our average selling price of $16.69/kg for the nine months ended September 30, 2013.

Total production cost for polysilicon, including depreciation, was $13.85/kg for the nine months ended September 30, 2014, compared to production cost, including depreciation, of $18.75/kg for the nine months ended September 30, 2013. Cash cost, excluding depreciation, was $11.30/kg for the nine months ended September 30, 2014, compared to cash cost of $13.12/kg for the nine months ended September 30, 2013. Production cost and cash cost only refer to production in our Xinjiang polysilicon facilities. Production cost is calculated by the inventoriable costs relating to production of polysilicon in Xinjiang divided by the production volume. Cash cost is calculated by the inventoriable costs relating to production of polysilicon excluding depreciation expense in Xinjiang divided by the production volume.

Since September 1, 2014, the Chinese government has suspended the review of applications for importing solar grade polysilicon in the processing trade, according to an announcement jointly made by Ministry of Commerce and General Administration of Customs, or GAC, of the PRC in August 2014. All existing agreements approved prior to September 1, 2014 can continue to be performed until the contract terms expire. In addition, certain enterprises in the processing trade business that have been included in the supervisory network of the GAC are allowed to continue to import before the end of 2014. As a result, in the third and fourth quarters of 2014, foreign polysilicon manufacturers increased their supply of polysilicon into China to take advantage of the grace period before the suspension fully kicked in and exerted a pressure on the average selling price of polysilicon. However, we do not expect the increase of supply from foreign polysilicon manufacturers to continue after the contract terms of the existing processing trade agreements expire under the Chinese government’s suspension policy, which is expected to remain in effect in the foreseeable future.

As of December 31, 2014, we had 1,461 employees.

Capacity Expansion Project at Our Xinjiang Polysilicon Facilities

In November 2013, our board of directors approved the capacity expansion project at our Xinjiang polysilicon facilities, or the Phase 2 expansion, which will increase our nameplate capacity from the current level of 6,150 MT to 12,150 MT per annum. We are also in the process of upgrading our off-gas treatment process from traditional Hydrogenation technology to Hydrochlorination technology.

As of the date of this prospectus supplement, we are on track with our schedule of the construction and installation work related to the capacity expansion project at our Xinjiang polysilicon facilities. We expect to fully ramp up our nameplate polysilicon production capacity to 12,150 MT per annum by the end of the second quarter of 2015, which will reduce our production cost (including depreciation) and cash cost (excluding depreciation) of polysilicon product from $13.85/kg and $11.30/kg, respectively, for the nine months ended September 30, 2014, to approximately $12.0/kg and $8.7/kg, respectively.

We are in the process of relocating certain machinery and equipment from our facilities in Chongqing to our Xinjiang facilities, which has reduced the capital expenditure requirements for our Phase 2 expansion. However, we have decided to utilize approximately 40% of our current machinery and equipment previously planned to be used for our Phase 2 expansion, as measured by its book value as of December 31, 2014, as certain machinery and equipment can be more efficiently and cost-effectively used in our future expansions. As a result, we plan to acquire additional new machinery and equipment for our Phase 2 expansion. Our estimate of the total investment amount for our Phase 2 and future expansions has not changed, and subsequently, the total cash requirement for Phase 2 is now expected to be approximately $150 million.

We are also considering further capacity expansion at our Xinjiang facilities in the medium term, the Phase 3 expansion. Subject to market and industry conditions, we expect our Phase 3 expansion, which may be conducted in two stages, to expand total polysilicon production capacity to 25,000 MT by early 2017. The remaining Chongqing machinery and equipment that we do not utilize in our Phase 2 expansion will be used in the Phase 3 expansion, which will reduce our capital expenditure requirements.

2014 Share Incentive Plan

In December 2014, our shareholders adopted the 2014 share incentive plan at our annual general meeting of the shareholders. Our shareholders have authorized the issuance of up to 21,000,000 ordinary shares underlying all options (including incentive share options, or ISOs), restricted shares and restricted share units granted to a participant under the plan, or the awards.

The following paragraphs summarize the terms of our 2014 share incentive plan.

Plan Administration.  Our board of directors, or a committee designated by our board of directors, will administer the plan. The committee or the full board of directors, as appropriate, will determine the provisions and terms and conditions of each award. Any grant or amendment of awards to any committee member requires an affirmative vote of a majority of the board members who are not on the committee.

Award Agreement.  Awards granted under our 2014 share incentive plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award which may include the term of an award, the provisions applicable in the event the participant’s employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an award.

Eligibility.  We may grant awards to our employees, consultants, members of our board of directors and other individuals as determined, authorized and approved by the board of directors or the committee.

Acceleration of Awards upon Corporate Transactions.  The outstanding awards will accelerate upon occurrence of a change-of-control corporate transaction in which the successor entity does not assume our outstanding awards under our 2014 share incentive plan, provided that the plan participant remains an employee, consultant or member of our board of directors on the effective date of the corporate transaction. In such event, each outstanding award will become fully exercisable and all forfeiture restrictions on such award will lapse immediately prior to the specified effective date of the corporate transaction.

If the successor entity assumes our outstanding awards and later terminates the grantee’s employment or service without cause, the outstanding awards automatically will become fully vested and exercisable. The compensation committee may also, in its sole discretion, upon or in anticipation of a corporate transaction, accelerate awards, purchase the awards from the plan participants, replace the awards, or provide for the payment of the awards in cash.

Exercise Price and Term of Options Other than ISOs.  Our board of directors, or a committee designated by our board of directors, will determine, amend or adjust the exercise price of options other than the ISOs, and determine the time or times at which, and the conditions to be satisfied before, such options may be exercised in whole or in part. Subject to any future amendment or modification to the plan, the term of any option other than an ISO granted under the 2014 share incentive plan may not exceed ten years, subject to any amendment or modification of the plan.

Exercise Price and Term of ISOs.  The exercise price per share of an ISO shall be equal to the fair market value on the date of grant. If, however, we grant an ISO to an individual, who, at the time of that grant, owns shares representing more than 10% of the voting power of all classes of our share capital, the exercise price cannot be less than 110% of the fair market value of our ordinary shares on the date of grant. The board or the committee will determine the time or times at which an ISO may be exercised in whole or in part, including exercise prior to vesting. The term may not exceed the earlier of ten years from the date of the grant, three months after a participant’s termination of employment as an employee, or one year after the date of a participant’s termination of employment or service on account of death or disability, except that five years is the maximum term of an ISO granted to an employee who holds more than 10% of the voting power of our share capital.

Restricted Shares and Restricted Share Unites.  The board or the committee is also authorized to make awards of restricted shares and restricted share units. Except as otherwise determined by the board or the committee at the time of the grant of an award or thereafter, upon termination of employment or service during the applicable restriction period, restricted shares that are at the time subject to restrictions shall be forfeited or repurchased in accordance with the respective award agreements. At the time of grant for restricted share units, the board or the committee shall specify the date on which the restricted share units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate.

Amendment and Termination.  The board or the committee may at any time amend, suspend or terminate our 2014 share incentive plan. Amendments to our 2014 share incentive plan are subject to shareholder approval, to the extent required by law, or by stock exchange rules or regulations. Unless terminated earlier, our 2014 share incentive plan shall continue in effect for a term of ten years from the date of adoption.

Results of Operations

The following table sets forth a summary of our unaudited consolidated results of operations for the nine months ended September 30, 2013 and 2014.

	For the nine months ended September 30,
	2013	2014
	(in U.S. dollars)
Consolidated Statements of Operations Data:
Revenues	71,960,751	133,099,930
Cost of revenues	(99,022,311)	(102,397,164)
Gross (loss) profit	(27,061,560)	30,702,766
Operating expenses
Selling, general and administrative expenses	(14,116,823)	(5,554,943)
Research and development expenses	(2,242,606)	(1,331,265)
Other operating income	5,286,349	605,602
Long-lived asset impairment	(158,424,827)	—
Total operating expenses	(169,497,907)	(6,280,606)
(Loss) Income from operations	(196,559,467)	24,422,160
Interest expense	(15,150,183)	(11,622,300)
Interest income	101,202	298,887
Foreign exchange gain (loss)	10,021	(55,566)
(Loss) Income before income taxes	(211,598,427)	13,043,181
Income tax expense	(1,212,309)	—
Net (loss) income	(212,810,736)	13,043,181
Less: net (loss) income attributable to non-controlling interest	(149,881,562)	—

	For the nine months ended September 30,
	2013	2014
	(in U.S. dollars)
Net (loss) income attributable to Daqo New Energy Corp. shareholders	(62,929,174)	13,043,181
NET (LOSS) EARNINGS PER ORDINARY SHARE
Basic – ordinary shares	(0.36)	0.07
Diluted – ordinary shares	(0.36)	0.06

Nine Months Ended September 30, 2014 Compared to Nine Months Ended September 30, 2013

Revenues

Revenues were $133.1 million in the nine months ended September 30, 2014, an increase from $72.0 million in the nine months ended September 30, 2013. Revenues from sales of polysilicon were $94.0 million in the nine months ended September 30, 2014, an increase from $50.7 million in the nine months ended September 30, 2013. The increase in revenues generated from the sale of polysilicon between the nine months ended September 30, 2013 and September 30, 2014 was primarily due to higher sales volume and higher average selling prices.

Revenues from sales of wafers were $39.1 million in the nine months ended September 30, 2014, an increase from $21.2 million in the nine months ended September 30, 2013. The increase in revenues generated from the sale of wafers between the nine months ended September 30, 2013 and September 30, 2014 was primarily due to higher sales volumes and higher average selling prices. In November 2013, we successfully increased our wafer annual manufacturing capacity from 36 million pieces to 72 million pieces.

Gross profit and margin

Gross profit was $30.7 million in the nine months ended September 30, 2014, compared to gross loss of $27.1 million in the nine months ended September 30, 2013.

Gross margin was 23.1% in the nine months ended September 30, 2014, a substantial improvement from negative 37.6% in the nine months ended September 30, 2013. The improvement in gross profit and gross margin was mainly attributable to higher average selling prices and lower production costs for both polysilicon and wafer. The lower production costs were resulted from our technology improvement and the decrease in depreciation expense of approximately $14.0 million.

Since January 1, 2014, we revised the estimate of the expected useful lives of our machinery and equipment from 10 years to 15 years, and our buildings and structures from 20 years to 30 years, to better reflect the economic lives of these assets. The change in estimate was in part based on an analysis provided by a third-party valuation firm to assess the useful lives of these fixed assets. We believe the revised estimate of the useful lives is consistent with industry averages. The change in useful lives reduced depreciation expenses that would otherwise have been recorded in the nine months ended September 30, 2014 by approximately $14.0 million, and we expect a similar impact prospectively.

Selling, general and administrative expenses

Selling, general and administrative expenses were $5.6 million in the nine months ended September 30, 2014, compared to $14.1 million in the nine months ended September 30, 2013. Included in selling, general and administrative expenses in the nine months ended September 30, 2013 were $4.3 million expense of bad debt provision for long aging accounts receivable. While in the nine months ended September 30, 2014, included in selling, general and administrative expenses were reversal of bad debt provision of $3.6 million, due to the subsequent collection of certain long aging outstanding accounts receivables in the prior periods.

Research and development expenses

Research and development expenses were $1.3 million in the nine months ended September 30, 2014, compared to $2.2 million in the nine months ended September 30, 2013.

Other operating income

Other operating income was $0.6 million in the nine months ended September 30, 2014, compared to $5.3 million in the nine months ended September 30, 2013. Other operating income mainly comprised unrestricted cash subsidies that we received from local government authorities, which fluctuates from period to period.

Impairment of long-lived assets

In the nine months ended September 30, 2014 and 2013, the impairment charges of long-lived assets were nil and $158.4 million, respectively. The impairment loss incurred in the nine months ended September 30, 2013 was related to buildings and plant of the polysilicon facilities of Chongqing Daqo New Energy Co., Ltd., or Chongqing Daqo, and Daqo New Material Co., Ltd., or Daqo New Material, and was triggered primarily by the significant decrease in average selling prices of polysilicon and our decision of relocating a significant portion of machinery and equipment located at the facilities of Chongqing Daqo to the facilities of Xinjiang Daqo New Energy Co., Ltd., or Xinjiang Daqo, as part of our expansion plan.

Operating income/(loss) and margin

As a result of the foregoing, operating income was $24.4 million in the nine months ended September 30, 2014, compared to operating loss of $196.6 million in the nine months ended September 30, 2013. Operating margin was 18.3% in the nine months ended September 30, 2014, compared to negative 273.1% in the nine months ended September 30, 2013.

Income taxes

Our effective tax rate for the nine months ended September 30, 2013 and 2014 was 0.6% and 0.0%, respectively. Our effective tax rate of 0.6% for the nine months ended September 30, 2013 was mainly due to the change in valuation allowance of deferred tax assets from prior years.

Net income/(loss) attributable to our shareholders and Income/(loss) per ADS

As a result of the foregoing, net income attributable to our shareholders was $13.0 million in the nine months ended September 30, 2014, compared to net loss attributable to our shareholders of $62.9 million in the nine months ended September 30, 2013.

Income per ADS was $1.61 in the nine months ended September 30, 2014, compared to loss per ADS of $9.10 in the nine months ended September 30, 2013.

Liquidity and Capital Resources

Our primary sources of liquidity in the nine months ended September 30, 2014 were proceeds from operating activities, bank borrowings and financial supports from our parent, Daqo Group Co., Ltd., or Daqo Group.

As of September 30, 2014, we had $17.4 million in restricted cash and $12.6 million in cash and cash equivalents.

The following significant developments have impacted our liquidity in the nine months ended September 30, 2014. As of September 30, 2014, our current liabilities exceed the current assets by $194.2 million. While we had cash and cash equivalents of $12.6 million, the short-term borrowings of $77.7 million will be due within one year, and the current portion of long-term borrowings amounting to $52.1 million is restricted to purchase fixed assets and required to be paid off upon due dates.

We believe there are adequate sources of liquidity to fund our working capital and capital expenditures requirements, and to meet short term debt obligations, other liabilities and commitments as they become due. The main sources of liquidity in the next twelve months will continue to be operating cash flows, renewal and roll-over of our bank credit facilities, additional borrowing from the banks and financial supports from Daqo Group.

The following table sets forth certain unaudited cash flow statements data for the periods indicated.

	For the nine months ended September 30,
	2013	2014
Net cash (used in) provided by operating activities	(16,835,664)	47,661,806
Net cash used in investing activities	(12,096,312)	(80,961,788)
Net cash provided by financing activities	33,119,964	38,117,134
Effect of exchange rate changes	(95,737)	(36,289)
Net increase in cash and cash equivalents	4,092,251	4,780,863
Cash and cash equivalents at beginning of period	6,679,024	7,831,084
Cash and cash equivalents at end of period	10,771,275	12,611,947
Supplemental disclosure of cash flow information:
Interest paid	13,742,609	13,064,363
Supplemental schedule of non-cash investing activities:
Purchases of property, plant and equipment included in accounts payable	51,766,695	37,308,771
Purchases of property, plant and equipment included in amount due to related party	940,135	614,756

Operating Activities

Net cash provided by operating activities in the nine months ended September 30, 2014 was $47.7 million, primarily resulting from $162.5 million we received from the sale of our products, partially offset by our payments for raw materials and utilities of $88.4 million, employee and welfare payments of $13.3 million and interest expense payments of $13.1 million.

Our operating cash flow during the nine months ended September 30, 2014 improved significantly compared to the nine months ended September 30, 2013, during which net cash used in operating activities was $16.8 million. The improvement was primarily due to the recovery of sales prices associated with improvements in the overall solar market and our continuous cost reduction efforts at our Xinjiang facilities.

Investing Activities

Net cash used in investing activities in the nine months ended September 30, 2014 was $81.0 million, primarily resulting from payments of $72.3 million for the purchase of property, plant and equipment and an increase in restricted cash of $8.7 million that we placed in our bank accounts as guarantee deposits for the banks’ issuance of short term letters of credit and the notes in support of our purchases of property, plant and equipment.

In the nine months ended September 30, 2014, net cash used in investing activities increased significantly from the nine months ended September 30, 2013, during which net cash used in investing activities was $12.1 million. The increase was mainly related to the expansion of and the technology improvement project at our Xinjiang polysilicon facilities.

Financing Activities

Net cash provided by financing activities in the nine months ended September 30, 2014 was $38.1 million, primarily resulting from cash received from related parties in the amount of $230.0 million offset by the repayment of amounts due to related parties in the amount of $242.7 million, proceeds received from the bank borrowings in the amount of $115.3 million offset by the repayment of bank borrowings in the amount of $119.1 million, and net proceeds received from a follow-on public offering of our ADSs in May 2014 in the amount of $54.6 million. Net cash provided by financing activities in the nine months ended September 30, 2013 was $33.1 million, primarily resulting from cash received from related parties in the amount of $116.6 million partially offset by the repayment of amounts due to related parties in the amount of $33.2 million and proceeds received from the bank borrowings in the amount of $71.0 million offset by the repayment of bank borrowings in the amount of $121.4 million. In the nine months ended September 30, 2014, net cash provided by financing activities increased by $5.0 million compared to the same period of

2013. The increase was primarily due to the follow-on public offering of our ADSs in May 2014. Daqo Group and its affiliates will not require us to repay our debt to them before October 1, 2015.

In May 2014, we issued and sold 2,000,000 ADSs through a follow-on public offering priced at US$29.00 per ADS. We received the net proceeds from the offering after deducting offering expenses of $54.6 million. We have used and will continue to use the net proceeds mainly for the expansion of and technology improvement at our Xinjiang polysilicon facilities. As of September 30, 2014, the Company had spent approximately $63.7 million on the expansion of and technology improvement project at our Xinjiang polysilicon facilities, among which $51.6 million was from the proceeds of the follow-on offering.

Capital Expenditures

In the nine months ended September 30, 2014, we made capital expenditures of $72.3 million for technical improvements and equipment enhancements for our wafer facilities in Chongqing and polysilicon facilities in Xinjiang, compared to $14.1 million in the nine months ended September 30, 2013. We expect our capital expenditures to increase in the future.

Corporate Information

Our company was incorporated in Cayman Islands as Mega Stand International Limited in November 2007. We changed our corporate name to Daqo New Energy Corp. in August 2009. Our American depositary shares, one of which represents 25 ordinary shares, par value US$0.0001 per share, currently trade on the NYSE under the ticker symbol “DQ.”

Our principal executive offices are located at 666 Longdu Avenue, Wanzhou, Chongqing 404000, The People’s Republic of China, and our telephone number at that location is +86 23 6486-6666. Our registered office in the Cayman Islands is located at International Corporation Services Ltd., P.O. Box 472, 2nd Floor Harbor Place, Grand Cayman KY1-1106, Cayman Islands. Our agent for service of process in the United States is Law Debenture Corporate Services Inc.

Our website is www.dqsolar.com. Information contained on our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

SELECTED CONSOLIDATED FINANCIAL DATA

The following consolidated statements of operations data for the years ended December 31, 2011, 2012 and 2013, selected consolidated balance sheet data as of December 31, 2012 and 2013 and selected consolidated cash flow data for the years ended December 31, 2011, 2012 and 2013 have been derived from our audited consolidated financial statements included in our 2013 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Our audited consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, and have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm.

The consolidated statements of operations data and selected consolidated cash flow data presented below for the nine months ended September 30, 2013 and 2014 and the selected consolidated balance sheet data as of September 30, 2014 have been derived from our unaudited condensed consolidated financial statements for the nine months ended September 30, 2013 and 2014 and as of September 30, 2014, which are contained in our current report on Form 6-K furnished to the SEC on December 23, 2014 and are incorporated by reference in this prospectus supplement and the accompanying prospectus. The unaudited condensed consolidated interim financial information has been prepared on the same basis as our audited consolidated financial data and includes all adjustments, consisting only of normal and recurring adjustments that we consider necessary for a fair presentation of our financial position and results of operations for the periods presented.

The selected consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements for the three years ended December 31, 2013 and as of December 31, 2012 and 2013 and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2013 Annual Report, and our unaudited condensed consolidated financial statements of operations for the nine months ended September 30, 2013 and 2014 and as of September 31, 2014 and related notes and the discussion of unaudited financial results of nine months ended September 30, 2013 and 2014, included in our current report on Form 6-K furnished to the SEC on December 23, 2014. Our historical results do not necessarily indicate results expected for any future periods, and the results of operations for the nine month period ended September 30, 2014 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2014.

	For the year ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(in U.S. dollars, except share data)
Consolidated Statements of Operations Data:
Revenues	232,169,579	86,858,401	108,999,805	71,960,751	133,099,930
Cost of revenues	(144,946,025)	(124,290,384)	(135,103,408)	(99,022,311)	(102,397,164)
Gross profit (loss)	87,223,554	(37,431,983)	(26,103,603)	(27,061,560)	30,702,766
Operating expenses
Selling, general and administrative expenses	(13,088,538)	(12,930,198)	(18,132,515)	(14,116,823)	(5,554,943)
Research and development expenses	(744,322)	(4,130,533)	(3,391,012)	(2,242,606)	(1,331,265)
Other operating income	12,029,030	8,729,301	5,420,777	5,286,349	605,602
Long-lived asset impairment	(34,667,577)	(42,754,481)	(158,424,827)	(158,424,827)	—
Total operating expenses	(36,471,407)	(51,085,911)	(174,527,577)	(169,497,907)	(6,280,606)
Income (loss) from operations	50,752,147	(88,517,894)	(200,631,180)	(196,559,467)	24,422,160
Interest expense	(9,258,296)	(15,408,023)	(19,349,190)	(15,150,183)	(11,622,300)
Interest income	1,846,956	990,117	149,752	101,202	298,887
Foreign exchange gain (loss)	148,676	(55,800)	11,875	10,021	(55,566)
Income (loss) before income taxes	43,489,483	(102,991,600)	(219,818,743)	(211,598,427)	13,043,181

	For the year ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(in U.S. dollars, except share data)
Income tax expense	(2,717,561)	(10,253,587)	(1,271,765)	(1,212,309)	—
Net income (loss)	34,914,112	(115,637,415)	(221,090,508)	(212,810,736)	13,043,181
Less: net income (loss) attributable to non-controlling interest	1,590,160	(3,708,474)	(150,147,024)	(149,881,562)	—
Net income (loss) attributable to Daqo New Energy Corp. shareholders	33,323,952	(111,928,941)	(70,943,484)	(62,929,174)	13,043,181
Net earnings (loss) per ordinary share
Basic – ordinary shares	0.19	(0.64)	(0.41)	(0.36)	0.07
Diluted – ordinary shares	0.19	(0.64)	(0.41)	(0.36)	0.06
Ordinary shares used in calculating earnings per ordinary share
Basic – ordinary shares	175,714,103	175,067,343	173,068,420	172,955,579	200,643,909
Diluted – ordinary shares	175,714,103	175,067,343	173,068,420	172,955,579	205,664,904

The following table presents our summary consolidated balance sheet as of December 31, 2012 and 2013 and September 30, 2014.

	As of December 31,		As of September 30,
	2012	2013	2014
	(in thousands of $)
Selected Consolidated Balance Sheet Data:
Cash and cash equivalents	6,679	7,831	12,612
Total assets	816,308	610,200	656,596
Total liabilities	475,430	472,873	451,427
Total Daqo New Energy Corp. shareholders’ equity	202,105	137,327	205,169

The following table presents our summary consolidated cash flow data for the years ended December 31, 2011, 2012 and 2013 and the nine months ended September 30, 2013 and 2014.

	For the year ended December 31,			For the nine months ended September 30,
	2011	2012	2013	2013	2014
	(in thousands of $)
Selected Consolidated Cash Flow Data:
Net cash provided by (used in) operating activities	44,858	(10,307)	(16,526)	(16,836)	47,662
Net cash used in investing activities	(274,139)	(102,922)	(30,696)	(12,096)	(80,962)
Net cash generated from financing activities	112,781	27,144	48,827	33,120	38,117
Effect of exchange rate changes	5,561	67	(453)	(96)	(36)
Net (decrease) increase in cash and cash equivalents	(110,939)	(86,018)	1,152	4,092	4,781
Cash and cash equivalents at beginning of period	203,636	92,697	6,679	6,679	7,831
Cash and cash equivalents at end of period	92,697	6,679	7,831	10,771	12,612

THE OFFERING

Price per ADS
$19.50
ADSs offered by us
1,540,000 ADSs
ADSs outstanding immediately after this offering
6,483,114 ADSs
Ordinary shares outstanding immediately after this offering(1)
262,077,853 ordinary shares
Use of proceeds
We expect that we will receive net proceeds from this offering of approximately $28.0 million, after deducting underwriting discounts and the estimated offering expenses payable by us.

We currently plan to use the net proceeds from this offering for general corporate purposes, including studying the feasibility of further expansion of our business, and working capital. Our management will have significant flexibility and discretion to apply the net proceeds of this offering. See “Use of Proceeds.”
Risk factors
You should carefully consider the information set forth in the “Risk Factors” section of this prospectus supplement and accompanying prospectus as well as the other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in our ADSs.
Lock-up
We have agreed, subject to certain exceptions, for a period of 90 days after the date of this prospectus supplement not to sell, transfer or otherwise dispose of any of our ordinary shares, ADSs or similar securities. Furthermore, each of our directors and executive officers, and certain of our shareholders have agreed, subject to certain exceptions, to a similar 90-day lock-up. See “Underwriting” for more information.
NYSE symbol
Our ADSs are listed on the NYSE under the symbol “DQ.”

(1)	Reflects 223,577,853 ordinary shares issued and outstanding as of the date of this prospectus supplement.

RISK FACTORS

Investing in our ADSs involves a high degree of risk. Before you decide to buy our securities, you should carefully consider the risks described below together with the risks described in our 2013 Annual Report and the other information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference. If any of these risks actually occurs, our business, financial condition and results of operations could suffer, and you may lose all or part of your investment.

Please see “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” for information on where you can find the documents we have filed with or furnished to the SEC and which are incorporated into this prospectus supplement by reference.

Risks Related to Our Business

Our ability to return to growth and profitability depend on the demand for photovoltaic products and the development of photovoltaic technologies, among other things.

The solar industry is at a relatively early stage of development, and the extent of acceptance of photovoltaic products is uncertain. The photovoltaic industry does not have data as far back as the semiconductor industry or other more established industries, for which trends can be assessed more reliably from data gathered over a longer period of time. Demand for photovoltaic products may not develop or may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of photovoltaic technology and demand for photovoltaic products, including:

•	decreases in government subsidies and incentives to support the development of the photovoltaic industry;
•	the international trade conflicts and the consequential imposed tariffs for solar photovoltaic, or PV, products;
•	relative cost-effectiveness, performance and reliability of photovoltaic products compared to conventional and other renewable energy sources and products;
•	success of other alternative energy sources, such as wind power, hydroelectric power and biofuel;
•	fluctuations in economic and market conditions that affect the viability of conventional and other renewable energy sources, such as increases or decreases in the prices of oil and other fossil fuels;
•	the ability of photovoltaic product manufacturers to finance their business operations, expansions and other capital expenditures;
•	capital expenditures by end users of photovoltaic products, which tend to decrease when the economy slows down; and
•	deregulation or other regulatory actions affecting the electric power industry and the broader energy industry.

In the event that photovoltaic technologies do not develop in a manner that increases the demand for polysilicon or demand for solar products does not expand as we expect, average selling prices may move downward as a result, and our future growth and profitability will be materially and adversely affected.

Increasing polysilicon prices may lead to some polysilicon manufacturers reentering the market, which could cause polysilicon prices to decline and materially and adversely affect our profitability.

Our polysilicon sales prices are affected by a variety of factors, including global supply and demand conditions. Over the years, many polysilicon manufacturers have significantly increased their capacity to meet customer demand and continue to expand capacities in order to achieve economies of scale. However, the slow and uneven economic recovery from the global financial crisis as well as the significant decrease in global petroleum prices since their peak in mid-2008 have reduced or delayed the general demand for photovoltaic products. In late 2008 and 2009, newly available polysilicon supply and slowed global photovoltaic market growth resulted in an excess supply of polysilicon, which led to a significant decline in polysilicon prices. Although global photovoltaic demand recovered substantially from the second half of 2010 through the first half of 2011, the market price for polysilicon experienced another significant decline in the second half of 2011 due to excess supply and decreasing demand. In 2012, the market price for polysilicon continued to decline. As a result of the polysilicon supply and demand fluctuation, we reduced the selling price of our polysilicon and thus experienced a continued decrease in revenues derived from polysilicon in 2012. In 2013, global demand for polysilicon began to increase and such trend continued into 2014. Nevertheless, the average selling price of polysilicon in China was under pressure during the fourth quarter of 2014 due to rising volume of polysilicon imported from overseas. As a result, polysilicon manufacturers with competitive cost structures benefited from the increase in sales prices and global demand. If sales price continues to go up, some polysilicon manufacturers with less competitive cost structures may be able to reenter the market, which could cause polysilicon prices to decline and thus materially and adversely affect our profitability.

We may not be able to continue to receive the same level of support from Daqo Group, a related party of ours, which may have a material adverse effect on our business and results of operations.

Since our inception, we have substantially benefited from financial support from Daqo Group, one of the largest electrical equipment manufacturers in China, and we expect to continue to benefit from Daqo Group in the foreseeable future. As of September 30, 2014, we had amounts due to Daqo Group and its subsidiaries in the form of interest-free loans of $74.7 million which are payable on demand. Please see “— We need a significant amount of cash to fund our future capital expenditure requirements and working capital needs; if we cannot obtain additional sources of liquidity when needed, our growth prospects and future profitability may be materially and adversely affected” below. In addition, Daqo Group has granted us a permanent and royalty-free license to use the “Daqo” brand, which is a well-recognized brand in the electrical industry in China. We have benefited from the strong brand recognition of “Daqo” in our business development efforts, as evidenced by our ability to secure major customers based in China within a short period after we commenced commercial production of polysilicon. Daqo Group has agreed in writing not to engage in the business of manufacturing, marketing or distributing polysilicon or any other solar power products anywhere in the world or compete in any manner with our businesses without our consent for an indefinite term. Daqo Group provides financial support to us to meet certain of our working capital requirements and obligations as they become due. However, we cannot assure you that we will continue to receive the same level of support, or any support at all, from Daqo Group in the future. If Daqo Group ceases to support us, our business, results of operations and prospects may be materially and adversely affected. In addition, any negative publicity associated with Daqo Group will likely have an adverse impact on our reputation, which could materially and adversely affect our business. In the event of any disagreements with Daqo Group, we may have to resort to legal proceedings in China to enforce our rights, which could be costly, time consuming and involve uncertain outcomes.

We experienced a significant decrease in our revenues in 2012 and incurred substantial net losses in 2012 and 2013. Although we generated a profit in the nine months ended September 30, 2014, we may experience future losses and may not be able to generate sufficient revenues in the future to sustain profitability.

As a result of the slump in the global demand for and sales price of polysilicon, we experienced a significant decrease in our revenues for our continuing operations in 2012 as compared to 2011 and incurred a net loss of $115.6 million in 2012. Despite improvements in our revenue in 2013 compared to 2012, in 2013 we still incurred a net loss of $221.1 million including $158.4 million of fixed-asset impairment loss, compared to $115.6 million including $42.8 million of fixed-asset impairment loss in 2012.

We had net income of $13.0 million in the nine months ended September 30, 2014 as a result of our continuous cost reduction efforts and increased global demand for and sales price of polysilicon, as well as the lower production cost resulted from our technology improvement and the decrease in depreciation expenses of approximately $14.0 million. Since January 1, 2014, we revised the estimate of the expected useful lives of the machinery and equipment from 10 years to 15 years, and the buildings and structures from 20 years to 30 years, which reduced depreciation expenses that would otherwise have been recorded in the nine months ended September 30, 2014 by approximately $14.0 million. Although we generated a profit in the nine months, we may not be able to sustain profitability and our cash flows may be negative again in the future. Please see “— Our revenues and results of operations have fluctuated and are likely to fluctuate in the future” below.

We had a significant working capital deficit as of September 30, 2014. Daqo Group provides financial support to us to meet certain of our working capital requirements and obligations as they become due. If we are not able to generate adequate operating cash flow or obtain adequate financial support from Daqo Group or from other sources, we will face the risk of not being able to continue as a going concern.

The challenging solar photovoltaic market situation in 2012 and 2013 characterized by declining prices across the whole value chain has caused our polysilicon and wafer businesses to experience significant financial losses. Even though the industry started to recover slowly during 2013 and into 2014, we are unable to predict if the current upward trend will continue. As of September 30, 2014, we had a working capital deficit (being our total consolidated current liabilities less our total consolidated current assets) of $194.2 million. In addition, we have made and expect to continue to make significant capital expenditures on our expansion project at our Xinjiang polysilicon facilities.

Our continuation as a going concern is dependent upon financial support from Daqo Group and our ability to continue to obtain other sources of financing. Daqo Group provides financial support to us to meet certain of our working capital requirements and obligations as they become due. As of September 30, 2014, we had amounts due to Daqo Group and its subsidiaries in the form of interest-free loans of $74.7 million. On December 15, 2014, we obtained a letter of financial support from Daqo Group and certain of our other shareholders in which they have committed to provide us with sufficient financial support to ensure that we have the funds required to satisfy our obligations as they become due in the normal course during the twelve months ending September 30, 2015. Further, the letter of financial support provides that Daqo Group will not require the Company to pay the amounts that we owed to Daqo Group and three of its subsidiaries, Daqo Solar Co., Ltd, or Daqo Solar, Xinjiang Daqo Investment Co., Ltd., or Xinjiang Daqo Investment, and Daqo New Material, as of September 30, 2014, before October 1, 2015. In addition, Daqo Group will provide us with funding to support us to repay all the financial obligations already committed related to the expansion project at our Xinjiang facilities and we are not required to repay such amounts before October 1, 2015. As a condition for obtaining Daqo Group’s financial support, we are required to immediately suspend the expansion project at our Xinjiang facilities if we do not have sufficient financial resources to continue the project after we repay all other financial obligations as they become due in the twelve months ending September 30, 2015. However, we can provide no assurances that Daqo Group and our shareholders will honor their undertakings under the letter of financial support. In addition, we had committed and available bank standby credit facilities of $37.5 million as of September 30, 2014. If the Daqo Group or its subsidiaries were to be unable to honor their undertakings under the letter of financial support or if the industry reverses its current upward trend in demand, we will face significant pressure on our working capital and we will face the risk of not being able to continue as a going concern.

Our consolidated financial statements do not reflect any adjustments relating to recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should we be unable to continue as a going concern. Our inability to continue as a going concern would materially and adversely affect our financial condition, results of operations and business prospects.

The reduction in or elimination of government subsidies and economic incentives for solar energy applications could cause demand for our products and our revenues to decline.

When upfront system costs are factored into cost per kilowatt hour, the current cost of solar power substantially exceeds the cost of traditional forms of energy in many locations. As a result, national and local governmental authorities in many countries, including China, have provided subsidies and economic incentives in the form of feed-in tariffs, rebates, tax credits and other incentives to distributors, system integrators and manufacturers of photovoltaic products to promote the use of solar energy and to reduce dependency on other forms of energy. We believe that the near-term growth of the market for solar energy applications depends in large part on the availability and size of government subsidies and economic incentives. The reduction or elimination of government subsidies and economic incentives may hinder the growth of this market or result in increased price competition for solar energy products, which could cause our revenues to decline. These government subsidies and economic incentives could be reduced or eliminated altogether. For example, in 2010, Spain announced its plan to cut the subsidized electricity prices paid to new photovoltaic solar power plants by up to 45%, which significantly reduced installations of new solar energy projects in the country. In 2010, Germany introduced an approximately 24% to 26% solar feed-in tariffs reduction for rooftop systems and 20% to 25% reduction for ground-based systems. In early 2012, Germany further reduced its feed-in tariffs by 15% to up to 24.43 Euro cents per kilowatt hour for rooftop systems and up to 18.76 Euro cents per kilowatt hour for ground-based systems. On July 5, 2012, Italian officials published a ministerial decree which revised the system of incentives for the production of electricity from PV plants. Pursuant to the ministerial decree, the incentives for new PV plants will cease once the relevant total expenditure reaches EUR6.7 billion. In addition, new feed-in tariffs for existing plants will apply beginning in 2013, and the overall public expenditure for renewable energy should not exceed EUR5.8 billion per year. In 2013, the German government announced plans to reduce the expansion of solar power after Germany added 7,500 megawatts and 7,600 megawatts of capacity in 2011 and 2012, respectively, to bring its total to 32,600 MW, which is nearly as much as the rest of the world combined. The German government wants to see the FIT cut by up to 30 percent in a one-off move, after a series of annual cuts of about 15 percent in recent years. Such actions may result in a significant fall in the demand for photovoltaic products. In addition, government financial support of photovoltaic products has been, and may continue to be, challenged on constitutional grounds and found unlawful in certain countries. The escalation of the European sovereign debt crisis since 2011 and the slowdown of the Chinese economy in 2012 and 2013 may continue to exert downward pressure on the amount of government subsidiaries for solar energy applications in these two regions. In 2013, although global solar PV installations increased by over 16% compared to 2012, the European markets shrank significantly due to subsidy cuts in major markets like Germany, Italy and Spain. Oil prices started to move downward in the second half of 2014. If the decrease in oil prices continues, government incentives provided to the solar industry in major markets may be reduced, which may result in a decrease in average selling prices of polysilicon. Reductions in, or elimination of, government subsidies and economic incentives for solar energy applications before the photovoltaic industry reaches the economies of scale necessary for solar power to become cost-effective in a non-subsidized market place could result in decreased demand for solar generation products and, as a result, for polysilicon, which could cause our revenues to decline.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history. We commenced polysilicon manufacturing in 2008 and wafer manufacturing in 2011. Several of our senior management and key employees have worked together at our company for only a relatively short period of time, and a number of our senior officers were promoted to their posts in October 2012. Our future success will depend on our ability to expand our manufacturing capacity significantly beyond its current level and further expand our customer base. To address these risks, we must, among other things, continue to respond to competition and volatile market developments, attract, retain and motivate qualified personnel, implement and successfully execute expansion plans and improve our technologies. We cannot assure you that we will be successful in addressing such risks.

Although we were profitable in 2011, we experienced significant decreases in revenue and incurred substantial net losses in 2012 and 2013. We had positive net income in the nine months ended September 30, 2014. However, our limited operating history makes the prediction of future results of operations difficult, and therefore, it is unclear if we could sustain revenue growth or profitability in the future. Our business model, technology and ability to achieve satisfactory manufacturing yields for polysilicon at higher volumes are unproven. Compared to companies with a long and well-established operating history and companies operating in less volatile sectors, our results of operations are more susceptible to the impact of adverse operating environment and supply and demand risks.

Our revenues and results of operations have fluctuated and are likely to fluctuate in the future.

Fluctuations of our revenues and results of operations may occur on a quarterly and on an annual basis and may be due to a number of factors, many of which are beyond our control. These factors include, among others, fluctuation in the global average selling prices of photovoltaic products, fluctuation in the volume of our products shipped, changes in end-user demand for the photovoltaic products manufactured and sold by us or our customers, the gain or loss of significant customers, the availability of governmental subsidies or financial support and changes in our electricity, natural gas, raw material or labor costs. For example, although our revenue has improved since 2013 and we have regained profitability in the nine months ended September 30, 2014, our revenues and results of operations may worsen again if one or more of these factors become unfavorable to our business. Furthermore, wafers traditionally have had lower profit margins than polysilicon, and we may need to price aggressively to gain market share or remain competitive in this business, which may further reduce our net margins and cause our financial results to fluctuate from time to time.

Therefore, you should consider our future prospects in light of the risks and uncertainties experienced by early stage companies in a rapidly evolving and increasingly competitive market in China.

We need a significant amount of cash to fund our future capital expenditure requirements and working capital needs; if we cannot obtain additional sources of liquidity when needed, our growth prospects and future profitability may be materially and adversely affected.

We need a significant amount of cash to fund our operations. In particular, we will need substantial additional funding to finance our expansion project at our Xinjiang polysilicon facilities, which includes relocating existing equipment from Chongqing, to meet our working capital requirements, and to repay any short-term or long-term bank borrowings when due. We will also require cash resources to fund our research and development activities in order to remain competitive on cost and technology.

We have relied in the past and expect in the next 12 months to continue to rely mainly on operating cash flows, renewal and roll-over of our bank credit facilities and financial support from Daqo Group to finance our working capital and capital expenditures requirements. The photovoltaic markets remain competitive, and payment collection in the solar photovoltaic industry remains challenging. Any delay or failure in collecting amounts owed from customers will adversely affect our company’s cash flow situation. In addition, future acquisitions, expansions, market changes or other developments may cause us to require additional financing. We expect to incur additional debt in the future. Our ability to obtain external financing in the future is subject to a number of uncertainties, including:

•	our future financial condition, results of operations and cash flows;
•	general market conditions for financing activities by companies in our industry;
•	economic, political and other conditions in China and elsewhere; and
•	development and duration of the current global economic slowdown.

If we are unable to obtain funding in a timely manner or on commercially acceptable terms, or at all, our growth prospects and ability to maintain profitability may be materially and adversely affected.

We may not be successful in our efforts to continue to manufacture polysilicon in a cost-effective manner.

The technology used to manufacture polysilicon is complex, requires costly equipment and is continuously being modified in an effort to improve yields and product performance. We may face significant challenges relating to polysilicon production in the future. Microscopic impurities such as dust and other contaminants, difficulties in the manufacturing process, disruptions in the supply of utilities or defects in the key materials or tools used to manufacture polysilicon could interrupt manufacturing, reduce yields or cause a portion of the polysilicon to be rejected by our customers, which would materially and adversely affect our profitability.

Our effective capacity and ability to produce high volumes of polysilicon depend on the cycle time for each batch of polysilicon. We may encounter problems in our manufacturing process or facilities as a result of, among other things, production failures, construction delays, human error, equipment malfunction or process contamination, all of which could seriously harm our operations. We are dependent on the availability of inexpensive electricity to keep our production costs down. We may experience production delays if any modifications we make in the manufacturing process to shorten production cycles are unsuccessful. Moreover, failure to achieve acceptable manufacturing levels may make our polysilicon costs uncompetitive, which could materially and adversely affect our business, financial condition and results of operations.

Further development in alternative polysilicon production technologies or other changes in the photovoltaic industry could render our production process too costly or obsolete, which could reduce our market share and cause our sales and profits to decline.

Although the vast majority of the polysilicon produced in the world utilizes the chemical vapor deposition process, or the “modified Siemens process”, several alternative production processes have been developed that may have significantly lower production costs. Compared with other polysilicon production processes, a disadvantage of the modified Siemens process is the large amount of electricity required. For example, MEMC and REC currently operate or are constructing facilities that use the “fluidized bed reactor” method for producing polysilicon. Tokuyama has developed a polysilicon technology called the “vapor-to-liquid deposition” process. Other polysilicon manufacturers are establishing facilities using upgraded metallurgical grade silicon process to produce solar-grade polysilicon. Moreover, some polysilicon manufacturers who are using “modified Siemens process” have adopted newer technologies such as Hydrochlorination, which could enable them to produce polysilicon in a more cost effective way compared to the traditional “modified Siemens process”.

Further developments in competing polysilicon production technologies may result in lower manufacturing costs or higher product performance than those achieved from the modified Siemens process, including the one we employ. We will need to invest significant financial resources in research and development to expand our market position, keep pace with technological advances in polysilicon production and effectively compete in the future. Failure to further refine our technology could make our production process too costly or obsolete, which could reduce our margins and market share, cause our revenues to decline and materially and adversely affect our results of operations.

Technological changes in the solar power industry could render our products uncompetitive or obsolete, which could reduce our market share and cause our sales and profits to decline.

The solar power industry is characterized by evolving technologies and standards. These technological evolutions and developments place increasing demands on the improvement of our products, such as polysilicon and wafers. Other companies may develop production technologies that enable them to produce silicon wafers of higher quality at a lower cost than our products. Technologies developed or adopted by others may prove more advantageous than ours for commercialization of solar power products and may render our products obsolete. As a result, we may need to invest significant resources in research and development to maintain our market position, keep pace with technological advances in the solar power industry, and effectively compete in the future. Our failure to further refine and enhance our products and processes or to keep pace with evolving technologies and industry standards could cause our products to become uncompetitive or obsolete, which could materially and adversely reduce our market share and affect our results of operations.

Alternative technologies in cell manufacturing may reduce the demand for polysilicon.

The vast majority of silicon-based photovoltaic cell manufacturers use chunk or granular polysilicon. However, alternative technologies have been commercialized. One such technology, thin-film cell production, uses little to no silicon in the production of solar cells. Thin-film solar cells are currently less costly to produce than silicon-based solar cells. Significant expansion of thin-film solar cell production has been announced which may put pressure on the entire value chain of silicon-based solar cell production. This expansion may in turn restrict the market for silicon-based solar cells, which would reduce the demand for our polysilicon. If the demand for polysilicon is adversely affected by increased demand for, and improvements to, alternative technologies, our revenues and results of operations could be materially and adversely affected.

Our future success depends substantially on our ability to significantly expand our polysilicon production capacity and output, and to relocate equipment to our Xinjiang facilities, which exposes us to a number of risks and uncertainties.

Our future success depends on our ability to significantly increase both polysilicon production capacity and output, and to relocate equipment to our Xinjiang facilities. If we fail to do so, we may not be able to benefit from economies of scale to reduce our costs per kilogram of polysilicon, to maintain our competitive position or to improve our profitability. Further, our expansion plans are dependent on the successful installation of the equipment we are relocating to our Xinjiang facilities. Our ability to establish additional production capacity and increase output is subject to significant risks and uncertainties, including:

•	the need to raise significant additional funds to purchase additional production equipment or to build additional manufacturing facilities, which we may not be able to obtain on commercially viable terms or at all;
•	cost overruns and delays as a result of a number of factors, many of which are beyond our control, such as increases in the price of electricity or problems with equipment delivery;
•	delays or denial of required approvals by relevant government authorities;
•	failure to obtain production inputs in sufficient quantities or at acceptable cost;
•	significant diversion of management’s attention and other resources; and
•	failure to execute our expansion plan effectively.

Our future commercial production and expansion project in Xinjiang, China may not be successful.

We finished construction of our Phase 2a polysilicon facilities in Shihezi, Xinjiang Uyghur Autonomous Region in September 2012 and successfully reached our targets in terms of capacity and cost structure by the end of the first quarter of 2013. We are conducting an expansion plan to increase our polysilicon annual capacity from 6,150 MT to 12,150 MT. In addition, we are considering further capacity expansion at our Xinjiang facilities in the medium term, the Phase 3 expansion. Subject to market and industry conditions, we expect our Phase 3 expansion, which may be conducted in two stages, to expand total polysilicon production capacity to 25,000 MT by early 2017. Please see “Prospectus Supplement Summary — Capacity Expansion Project at Our Xinjiang Polysilicon Facilities” above. We also plan to upgrade our off-gas treatment process from traditional Hydrogenation technology to Hydrochlorination technology. Although the Xinjiang location provides many strategic advantages, including lower electricity costs, we face a number of uncertainties in relation with our future commercial production and expansion project in Xinjiang.

There are many risks associated with our future production in Xinjiang, any of which could cause significant disruption to production, including:

•	failure to successfully adopt and implement Hydrochlorination technology, given our lack of experience with the technology or the provider;
•	being unable to complete our expansion plan as scheduled;
•	failure to successfully install equipment relocated from the Phase 1 polysilicon facilities in Chongqing;
•	being unable to fully ramp-up the newly added capacity or achieve our targets for cost and quality;
•	extremely cold temperatures;
•	lack of workers in Xinjiang experienced with polysilicon manufacturing;
•	difficulties in timely transporting products to our customers, most of whom are located in other areas of China that are a significant distance from Xinjiang; and
•	political or social unrest.

One or more of these factors could harm our Xinjiang operations and consequently, could adversely affect our overall operating results.

In addition, under the letter of financial support we obtained from Daqo Group on December 15, 2014, we are required to immediately suspend the expansion project at our Xinjiang facilities if we do not have sufficient financial resources to continue the project after we repay all other financial obligations as they become due in the twelve months ending September 30, 2015. Please see “— We had a significant working capital deficit as of September 30, 2014. Daqo Group provides financial support to us to meet certain of our working capital requirements and obligations as they become due. If we are not able to generate adequate operating cash flow or obtain adequate financial support from Daqo Group or from other sources, we will face the risk of not being able to continue as a going concern” above.

We operate in an increasingly competitive market, and we may not be able to compete successfully with competitors who have greater resources than us.

The photovoltaic market is expected to become increasingly competitive. Our competitors include international polysilicon and wafer manufacturers, such as Hemlock, Wacker, OCI, REC, MEMC, Green Energy Technology and Sino-American Silicon and Chinese domestic polysilicon and wafer manufacturers, such as GCL-Poly, TBEA, China Silicon Corporation, Sichuan Xinguang Silicon Science and Technology, LDK Solar, ReneSola, JinkoSolar and Comtec Solar Systems. In addition, some solar cell and module manufacturers, including some of our existing and potential customers, have established or have announced the intention of establishing polysilicon production or affiliate relationships with manufacturers of polysilicon. We compete with these in-house capabilities, which could limit our ability to expand our sales or even reduce our sales to our existing customers. Many of our competitors have substantially greater financial, technical, manufacturing and other resources than we do. Our competitors’ greater size and longer operating history provide them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices. Our competitors may have stronger relationships or may enter into exclusive relationships with some of our key customers. As a result, they may be able to respond more quickly to changing customer demands or to devote greater resources to the development, promotion and sales of polysilicon than we can. Failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect our financial condition and results of operations.

We depend on a limited number of customers and sales contracts for a significant portion of our revenues, and the loss of any customer or cancellation of any contract may cause significant fluctuations or declines in our revenues.

In 2012, 2013 and the nine months ended September 30, 2014, our top three customers in aggregate accounted for approximately 40.9%, 38.5% and 25.0% of our total revenues, respectively. We anticipate that our dependence on a limited number of customers will continue for the foreseeable future. Consequently, any one of the following events may cause material fluctuations or declines in our revenues:

•	reduction, delay or cancellation of orders from one or more of our significant customers;
•	loss of one or more of our significant customers and failure to identify additional or replacement customers; and
•	failure of any of our significant customers to make timely payment for our products.

If we are unable to manage our expansion effectively, our business and financial results may be adversely affected.

In 2012 and 2013, we experienced a period of growth and expansion, despite significant setbacks in revenue. We generated revenue of $232.2 million, $86.9 million and $109.0 million in 2011, 2012 and 2013, respectively. In the nine months ended September 30, 2014, our revenues were $133.1 million, compared to $72.0 million in the nine months ended September 30, 2013. We are in the process of expanding our polysilicon facilities in Xinjiang to increase our annual capacity of polysilicon production to 12,150 MT. We are also considering further capacity expansion at the Xinjiang facilities in the medium term, the Phase 3 expansion. Subject to market and industry conditions, we expect our Phase 3 expansion, which may be conducted in two stages, to expand total polysilicon production capacity to 25,000 MT by early 2017. To accommodate our continued expansion, we anticipate that we will need to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of our accounting and other internal management systems, all of which require substantial management efforts. We also will need to continue to expand, train, manage and motivate our workforce and manage our customer relationships. All of these endeavors will require substantial management efforts and skill and require significant additional expenditures. We cannot assure you that we will be able to manage our growth effectively, and any failure to do so may have a material adverse effect on our business and financial results. Moreover, even if we do expand our polysilicon manufacturing capacity and our wafer business as planned, we may be unable to generate sufficient customer demand for our photovoltaic products to support our increased production levels or successfully integrate our polysilicon and wafer manufacturing businesses to achieve operational efficiency, which could adversely affect our business and results of operations.

Polysilicon production is energy-intensive, and if our energy costs rise or if our electricity and other utility supplies are disrupted, our results of operations will be materially and adversely affected.

The polysilicon production process, particularly the modified Siemens process that we use, is highly dependent on a constant supply of electricity and other utilities, such as steam, natural gas and water, to maintain the optimal conditions for polysilicon production. If electricity or other utility supplies are not maintained at the desired level, we may experience significant delays in the production of polysilicon. In the past, there were shortages in electricity supply in various regions across China, especially during peak seasons, such as in the summer. In addition, the uncommonly cold weather in China in the winter of 2010 resulted in a surge in natural gas demand, which in turn caused severe gas shortages in many regions, including Chongqing, where one of our polysilicon manufacturing sites is located. The local governmental authorities in the worst-hit areas took measures to reduce or restrict the amount of natural gas supplied to non-residential users. We primarily use natural gas for our in-house steam production and steam is critical for our manufacturing process. Although the natural gas shortage did not directly affect our operations, if shortages become more severe in the future, our natural gas supply may be reduced or suspended, which would significantly disrupt our manufacturing process. In addition to shortages, we are subject to potential risks of interruptions in energy supply due to power outages, equipment failure, weather conditions or other causes which could force us to cease production for a prolonged period of time. In the event that electricity or other utility supplies to our manufacturing facilities are disrupted, our business, results of operations and financial condition could be materially and adversely affected. Even if we have access to sufficient sources of electricity and other utilities, any significant increase in the costs of utilities could adversely affect our profitability, as we consume substantial amounts of electricity and other utilities in our manufacturing process. If electricity and other utility costs were to rise, our results of operations could be materially and adversely affected.

Our current indebtedness could adversely affect our business, financial condition and results of operations.

As of September 30, 2014, we had outstanding long-term bank borrowings of $168.7 million, including current portion of long-term borrowings of $52.1 million, with a weighted average interest rate of 6.9% and outstanding short-term bank borrowings of $77.7 million with a weighted average interest rate of 6.5%, and we expect to incur additional debt in the future. We borrowed the majority of these bank loans from Bank of China and China Construction Bank with guarantees from Daqo Group, a related party of ours. We cannot assure you that we will be able to renew these borrowings when they become due or to obtain other loans or credits from other banks or other lenders on terms satisfactory to us or at all to satisfy the substantial capital expenditure requirements associated with our capacity expansion, whether on our own or with the continuing support from Daqo Group. In addition, the indebtedness could have an adverse effect on our future operations, including, among other things: (1) reducing the availability of our cash flow to fund our working capital, capital expenditures or other general corporate purposes as a result of interest or principal payments; (2) subjecting us to the risk of interest rate increases on our indebtedness which bears floating interest rates; and (3) placing us at a competitive disadvantage compared to our competitors that have less debt or are otherwise less leveraged. Any of these factors could have a material and adverse effect on our business, financial condition and results of operations.

We face risks and uncertainties expanding our business through alliances, joint ventures or acquisitions.

We may in the future, if presented with appropriate opportunities, acquire or invest in technologies, businesses or assets that are strategically important to our business or form alliances with key players in the photovoltaic industry to further expand our business. Such acquisitions and investments could expose us to potential risks, including risks associated with the assimilation of new operations, technologies and personnel, unforeseen or hidden liabilities, the inability to generate sufficient revenues to offset the costs and expenses of acquisitions, and potential loss of, or harm to, our relationships with employees, customers and suppliers as a result of integration of new businesses. Investments in new businesses may also divert our cash flow from servicing our debts and making necessary capital expenditures. In addition, we may incur impairment losses on our acquisitions and investments in equity securities. The diversion of our management’s attention and any difficulties encountered with respect to the acquisitions, investments or alliances or in the process of integration could have an adverse effect on our ability to manage our business. For example, in 2011, we formed alliances with JNE Solar Inc., a party unrelated to us prior to this transaction, in Hamilton, Ontario, through our wholly owned subsidiary, Daqo New Energy Holdings (Canada) Ltd., to build and operate a solar module production facility in Hamilton, Ontario, Canada. Due to negative developments in the solar photovoltaic market, we discontinued this project and terminated the joint venture in April 2012 without incurring any loss to us. Furthermore, our experience in the polysilicon manufacturing industry may not be as relevant or applicable in downstream markets. We may also face intense competition from companies with greater experience or established presence in the targeted downstream markets or competition from our industry peers with similar expansion plans. Any failure to integrate any acquired businesses or joint ventures into our operations successfully and any material liabilities or potential liabilities of any acquired businesses or joint ventures that are not identified by us during our due diligence process for such acquisitions or investments could materially and adversely affect our business and financial condition.

If we are unable to operate effectively or operational disruptions occur, our business, results of operations and financial condition could be adversely affected.

Production of polysilicon requires the use of volatile materials and chemical reactions sensitive to temperature and pressure and requires the use of external controls to maintain safety. For example, in the production of polysilicon, we use trichlorosilane, or TCS, which is a highly combustible substance if brought into contact with moisture in the air and is therefore potentially destructive and extremely dangerous if mishandled or used in uncontrolled circumstances. The occurrence of a catastrophic event involving TCS as a result of a natural disaster or human error at one of our polysilicon production facilities could threaten, disrupt or destroy a significant portion or all of our polysilicon production capacity at such facilities for a significant period of time. Additionally, the smooth operation of our polysilicon production facilities depends significantly on our ability to maintain temperatures and pressure at appropriate levels, the supply of steam at a consistent pressure level, the availability of adequate electricity and our ability to control the application of such electricity. Accordingly, mistakes in operating our equipment or an interruption in the supply of electricity or steam at our production facilities could result in the production of substandard polysilicon or substantial shortfalls in production and could reduce our production capacity for a significant period of time. In addition, we voluntarily shut down our manufacturing facilities from time to time on an as-needed basis for maintenance and quality check purposes. For example, we temporarily shut down the Phase 1 facilities in April 2010 for periodic maintenance, in December 2010 for periodic maintenance and capacity enhancement, and in December 2011 for periodic maintenance. In September 2012, we halted production at the Phase 1 polysilicon facilities for maintenance and technology improvement projects, which lasted until we decided to relocate the equipment at this facility to Xinjiang in the second quarter of 2013. In April 2013, we temporarily shut down our Phase 2 facilities in Xinjiang for periodic maintenance and technology improvements. In April 2014, we temporarily shut down our Phase 2 facilities in Xinjiang for periodic maintenance and preparation for Hydrochlorination project. These abovementioned shutdowns have reduced and may further reduce the volume and increase the cost of polysilicon we produce. In addition, we may need to use hazardous equipment for our wafer manufacturing process. Such equipment requires skill and experience for safe operation. We could experience events such as equipment failures, explosions or fires due to employee errors, equipment malfunctions, accidents, and interruptions in electricity or water cooling supplies, natural disasters or other causes. In addition, such events could cause damage to properties, personal injuries or even deaths. As a result, we may in the future experience production curtailments or shutdowns or periods of reduced production. The occurrence of any such events or disruptions could result in loss of revenues and could also damage our reputation, any of which could have a material adverse effect on our business, operating results and financial condition.

Our operations are subject to natural disasters, adverse weather conditions, operating hazards, environmental incidents and labor disputes.

We may experience earthquakes, floods, mudslides, snowstorms, typhoon, power outages, labor disputes or similar events beyond our control that would affect our operations. Our manufacturing processes involve the use of hazardous equipment, including, but not limited to, furnaces, squaring machines and wire saws. We also use, store and generate volatile and otherwise dangerous chemicals and waste during our manufacturing processes, which are potentially destructive and dangerous if not properly handled or in the event of uncontrollable or catastrophic circumstances, including operating hazards, fires and explosions, natural disasters, adverse weather conditions and major equipment failures.

In addition, our polysilicon and wafer production and storage facilities are located in either Chongqing or Xinjiang, China. The occurrence of any natural disaster, unanticipated catastrophic event or unexpected accident in these locations could result in production curtailments, shutdowns or periods of reduced production, which could significantly disrupt our business operations, cause us to incur additional costs and affect our ability to deliver our products to our customers as scheduled, which may adversely affect our business, financial condition and results of operations. Moreover, such events could result in severe damage to property, personal injuries, fatalities, regulatory enforcement proceedings or in our being named as a defendant in lawsuits asserting claims for large amounts of damages, which in turn could lead to significant liabilities.

Occurrences of natural disasters, as well as accidents and incidents of adverse weather in or around either Chongqing or Xinjiang, China in the future may result in significant property damage, electricity shortages, disruption of our operations, work stoppages, civil unrest, personal injuries and, in severe cases, fatalities. Such incidents may result in damage to our reputation or cause us to lose all or a portion of our production capacity, and future revenue anticipated to be derived from the relevant facilities, any of which could have a material adverse effect on our business, operating results and financial condition.

Existing regulations and changes to these regulations may present technical, regulatory, economic and trade barriers to the purchase and use of photovoltaic products, which may significantly reduce demand for our products.

Photovoltaic products are subject to national and local regulations relating to building codes, safety, environmental protection, utility interconnection and metering and other aspects of the electric utility industry. In a number of countries, including China, these regulations are being modified and may continue to be modified. The purchases of, or further investment in the research and development of, alternative energy sources, including photovoltaic technology, could be deterred by unfavorable regulations, which could result in a significant reduction in the potential demand for our products. For example, without a regulatory mandated exception for solar power systems, electric utility companies are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. These fees could increase the cost to end users of using photovoltaic products and make them less desirable. In addition, trade authorities in foreign countries may apply trade sanctions against photovoltaic product imports from China, if the foreign trade authorities determine that the export sales from China are in violation of fair trade practices. Such trade sanctions can result in significant additional duties, which will adversely affect our photovoltaic product demand, thereby harming our business, prospects, results of operations and financial condition.

We obtain certain production equipment from a limited number of suppliers, and if such equipment is not delivered on time, is damaged in shipment or is otherwise unavailable, our ability to deliver polysilicon on time will suffer, which in turn could result in cancellation of orders and loss of revenues.

Our operations and expansion plans depend on our ability to obtain a sufficient amount of equipment that meets our specifications on a timely basis. Some of our equipment used in polysilicon and wafer production is not readily available from alternative vendors and would be difficult to repair or replace if it were to become damaged or cease working. If any of these suppliers were to experience financial difficulties or go out of business, or if there were any damage to or a breakdown of our production equipment, our business would incur losses. In addition, a supplier’s failure to supply our ordered equipment in a timely manner, with adequate quality and on terms acceptable to us, could delay the capacity expansion of our manufacturing facilities and otherwise disrupt our production schedule or increase our costs of production. We have experienced significant delays in the delivery of our key equipment in the past. Failure to obtain equipment meeting our specifications could have a material adverse effect on our business, financial condition and results of operations. Furthermore, demand for polysilicon and wafer production equipment may result in significant increases in prices of such equipment or shortages in related components for our intended expansion. Any unexpected price increases could materially and adversely affect our financial condition and results of operations.

We have sourced and will continue to source some of our production equipment from Chinese manufacturers, and we cannot assure you that the China-sourced equipment will perform at the same level as our imported equipment or will meet our quality requirements.

We have purchased key equipment from Chinese and international suppliers. Compared to major international suppliers, our China-based suppliers generally have shorter operating histories and less experience in providing equipment for the polysilicon industry. We cannot assure you that the locally made equipment will perform at similar levels of quality and reliability as our imported equipment. In the event the China-sourced equipment does not perform as well as the imported equipment or does not perform at all, we may encounter disruption in our manufacture or deterioration of product quality, which in turn could materially and adversely affect our business, financial condition and results of operations.

Product defects could result in increased costs, decreased sales, and damage to our customer relationships and our reputation.

Our photovoltaic products may contain defects that are not detected until after it is shipped or processed by our customers. In the event our products are returned to us due to product defects, we would be required to replace the defective products promptly. If we deliver products with defects, or if there is a perception that our products are of substandard quality, we may incur substantially increased costs associated with termination of contracts and replacement of shipped products, and our credibility, market reputation and relationship with customers will be harmed and sales of our products may be materially and adversely affected.

Substantially all of our production, storage, administrative, and research and development facilities are located in either Chongqing or Xinjiang, China. Any damage or disruption at these facilities would have a material adverse effect on our financial condition and results of operations.

Substantially all of our production, storage, administrative, and research and development facilities are currently located in either Chongqing or Xinjiang, China. Natural disasters, such as fire, floods, typhoons, earthquakes, snow storms, or other unanticipated catastrophic events, including power interruption, telecommunications failures, equipment failures, explosions, break-ins, terrorist acts or war, could significantly disrupt our ability to manufacture our products and operate our business. If any of our production facilities or material equipment were to experience any significant damage or downtime, we would not be able to meet our production targets and our business would incur losses. Any damage or disruption at these facilities would have a material adverse effect on our business, financial condition and results of operations.

We rely on third party intellectual property for certain key aspects of our operations, which subjects us to the payment of license fees and potential disruption or delays in the production of our products.

While we continue to develop and pursue patent protection for our own technologies, we expect to continue to rely on third party license arrangements for certain key aspects of our operations. For instance, we license from third party Hydrochlorination process technology for our polysilicon production. See “Item 4. Information on the Company — B. Business Overview — Intellectual Property” in our 2013 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus, for details of the contractual arrangements. The fees associated with such licenses could adversely affect our financial condition and operating results. If for any reason we are unable to license necessary technology on acceptable terms or at all, it may become necessary for us to develop alternative technology internally, which could be costly and delay or disrupt our production and therefore have a material adverse effect on our business and operating results.

Failure to protect our intellectual property rights may undermine our competitive position, and litigation to protect our intellectual property rights may be costly.

We rely primarily on trade secrets and other contractual restrictions to protect our intellectual property. Contractual arrangements, such as the confidentiality and non-competition agreements and terms between us and our research and development personnel, afford only limited protection and the actions we may take to protect our trade secrets and other intellectual property may not be adequate. In addition, we currently hold 21 patents and have 10 pending patent applications in China covering various aspects of the polysilicon and wafer manufacturing processes. However, we cannot assure you that our patent applications will be eventually issued with sufficiently broad coverage to protect our technology and products. Failure to protect our intellectual property and proprietary rights may undermine our competitive position. Third parties may infringe on or misappropriate our proprietary technologies or other intellectual property and proprietary rights and use them to compete against us, which could have a material adverse effect on our business, financial condition or operating results.

Policing unauthorized use of proprietary technology can be difficult and expensive. In particular, the laws and enforcement procedures of China and certain other countries are uncertain or do not protect intellectual property rights to the same extent as the laws and enforcement procedures of the United States do. See “— Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protection available to you and us” below. We may need to resort to court proceedings to enforce our intellectual property rights in the future. Litigation relating to our intellectual property might result in substantial costs and diversion of resources and management attention away from our business. An adverse determination in any such litigation will impair our intellectual property and proprietary rights and may harm our business, prospects and reputation.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause us to pay significant damage awards.

Although we are currently strengthening our research and development capability, to date, substantially all of the intellectual property used in our production process was developed by third parties. Our success will be jeopardized if we cannot use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to photovoltaic technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly uncertain. We may be subject to litigation involving claims of patent infringement or violation of other intellectual property rights of third parties. The defense and prosecution of intellectual property suits, patent opposition proceedings, and related legal and administrative proceedings can be both costly and time-consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any such litigation or proceedings to which we may become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, to pay ongoing royalties, or to redesign our manufacturing process or our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation.

Our business depends substantially on the continuing efforts of our executive officers and key employees, and our business may be severely disrupted if we lose their services.

Our future success depends substantially on the continued services of our executive officers and key employees, especially Mr. Guangfu Xu, our chairman, and Dr. Gongda Yao, our chief executive officer. If one or more of our executive officers or key employees were unable or unwilling to continue in their present positions, we might not be able to replace them easily, in a timely manner, or at all. Our business may be severely disrupted, our financial conditions and results of operations may be materially and adversely affected and we may incur additional expenses to recruit, train and retain personnel. If any of our executive officers or key employees join a competitor or form a competing company, we may lose customers, suppliers, know-how and key professionals and staff members. Each of our executive officers and key employees has entered into an employment agreement with us, which contains non-competition provisions. However, if any dispute arises between our executive officers and us, these agreements may not be enforceable in China, where these executive officers reside, in light of uncertainties with China’s legal system. See “— Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protection available to you and us” below.

Certain of our principal shareholders have substantial influence over our company and their interests may not be aligned with the interests of our other shareholders.

As of the date of this prospectus supplement, Messrs. Guangfu Xu, Xiang Xu and Dafeng Shi, our directors that are affiliated with Daqo Group, beneficially own an aggregate of 27.7% of our outstanding share capital. As a result of their high level of shareholding, these shareholders have substantial influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. These shareholders may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could deprive our other shareholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our ADSs. These actions may be taken even if they are opposed by our other shareholders. These shareholders’ interests as beneficial owners of Daqo Group may not always be aligned with their interests as our shareholders. Should any conflict of interest arise, these shareholders may take actions not in the best interest of us and our other shareholders.

If we are unable to attract, train and retain qualified personnel, our business may be materially and adversely affected.

Our future success depends, to a significant extent, on our ability to attract, train and retain qualified personnel, particularly technical personnel with expertise in the photovoltaic industry. Since our industry is characterized by high demand and intense competition for talent, there can be no assurance that we will be able to attract or retain qualified technical staff or other highly skilled employees that we will need to achieve our strategic objectives. As we have a limited operating history and are in a stage of rapid growth, despite recent setbacks, our ability to train and integrate new employees into our operations may not meet the growing demands of our business. If we are unable to attract and retain qualified personnel, our business may be materially and adversely affected.

Compliance with environmental regulations can be expensive, and non-compliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As our manufacturing processes generate waste water and gas and other industrial wastes, we are required to comply with all applicable regulations regarding protection of the environment. We are in compliance with present environmental protection requirements and have all the necessary environmental permits to conduct our business in all material respects. However, if more stringent regulations are adopted in the future, the cost of compliance with these new regulations could be substantial. If we fail to comply with present or future environmental regulations, we may be required to pay substantial fines, suspend production or cease operations, which in turn would have a material adverse effect on our financial condition and results of operations.

The discontinuation of any of the preferential tax treatments or the financial incentives and grants currently available to us in China could adversely affect our overall results of operations.

Various Chinese governmental authorities have provided tax incentives to our subsidiaries in China. These incentives include income tax exemption or reduced enterprise income tax rates. For example, under the PRC Enterprise Income Tax Law, or the EIT Law, the statutory enterprise income tax rate is 25%. However, our Chinese subsidiary Chongqing Daqo, as a “Chongqing Municipality High and New Technology Enterprise”, is entitled to a preferential enterprise income tax rate of 15%. The status is valid until November 2015 and can be renewed for additional three-year terms upon Chongqing Daqo’s application and the government’s approval. If there are significant changes in the business operations, manufacturing technologies or other criteria that cause the enterprise to no longer meet the criteria as a “high and new technology enterprise”, such status will be terminated from the year of such change. We cannot assure you that Chongqing Daqo will continue to qualify as a “high and new technology enterprise” in future periods. In addition, Chongqing Daqo has received various financial incentives and grants from the local government since its inception. For example, it received government grants in the amount of $11.5 million, $7.7 million and $4.8 million in 2011, 2012 and 2013, respectively. Any increase in the enterprise income tax rate applicable to our Chinese subsidiaries or discontinuation or reduction of any of the preferential tax treatments or financial incentives currently enjoyed by our subsidiaries in China could adversely affect our business, operating results and financial condition. Xinjiang Daqo is currently in the process of applying for the “High and New Technology Enterprise” status.

The dividends we receive from our Chinese subsidiaries and our global income may be subject to Chinese tax under the EIT Law, which would have a material adverse effect on our results of operations; our foreign ADS holders may be subject to a Chinese withholding tax upon the dividends payable by us and Chinese tax on gains realized upon the sale or other disposition of our ADSs if we are classified as a Chinese “resident enterprise.”

Under the Chinese enterprise income tax laws and regulations, dividends, interests, rent, royalties and gains on transfers of property payable by a foreign-invested enterprise in China to its foreign investor who is a non-resident enterprise will be subject to a 10% withholding tax, unless such non-resident enterprise’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax and such non-resident enterprise is the beneficial owner of the dividends, interests, rent, royalties and gain on transfers of property. The Cayman Islands, where Daqo Cayman is incorporated, does not have such a tax treaty with China.

Under the EIT Law, an enterprise established outside China with its “de facto management body” within China is considered a “resident enterprise” in China and will be subject to the Chinese enterprise income tax at the rate of 25% on its worldwide income. In April 2009, the Chinese State Administration of Taxation issued a circular to clarify criteria for determining the “resident enterprise” status of foreign companies which are controlled by PRC enterprises or PRC enterprise groups. Pursuant to the circular, to determine whether a company formed outside of mainland China and controlled by PRC enterprises or PRC enterprise groups should be treated as a Chinese resident enterprise, the tax authority will review factors such as location of the routine operation of the organizational body that effectively manages the enterprise’s production and business operations, locations of personnel holding decision-making power, location of finance and accounting functions and properties of the enterprise, and whether more than half of the directors or senior management personnel reside in China. Substantially all of our management members are based in China. However, it remains unclear how PRC tax authorities will classify an overseas company such as ours, which is controlled by PRC natural persons rather than PRC enterprises. If the Chinese tax authorities subsequently determine that Daqo Cayman should be classified as a resident enterprise, then our worldwide income will be subject to Chinese income tax, which may have a material adverse effect on our financial condition and results of operations. Notwithstanding the foregoing provision, the EIT Law also provides that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested enterprise are exempted from income tax, subject to certain conditions. Therefore, if Daqo Cayman is classified as resident enterprise under the EIT Law, the dividends received from our Chinese subsidiaries may be exempted from withholding tax.

Moreover, if Daqo Cayman is classified as a “resident enterprise” in China, non-resident enterprise ADS holders may be subject to a 10% withholding tax (20% in the case of non-PRC individual ADS holders) upon dividends payable by us and 10% tax on gains realized upon the sale or other disposition of our ADSs (20% in the case of non-PRC individual ADS holders). Any such tax may reduce the returns on your investment in our ADSs.

We have limited insurance coverage. In particular, we do not have any product liability insurance or business interruption insurance.

As the insurance industry in China is still in an early stage of development, the product liability insurance and business interruption insurance available in China offer limited coverage compared to that offered in many other countries. We do not have any product liability insurance or business interruption insurance. Any business disruption or natural disaster could result in substantial costs and a diversion of resources, which would have a material adverse effect on our business and results of operations.

As with other photovoltaic product manufacturers, we are exposed to risks associated with product liability claims if the use of our photovoltaic products results in injury. Since our polysilicon products are made into electricity generating devices, it is possible that users could be injured or killed by devices that use our products as a result of product malfunctions, defects, improper installation or other causes. We only began commercial shipment of our photovoltaic products in July 2008 and, because of our limited operating history, we cannot predict whether product liability claims will be brought against us in the future or the effect of any resulting negative publicity on our business. The successful assertion of product liability claims against us could result in potentially significant monetary damages and require us to make significant payments.

We have granted, and may continue to grant, stock options and other share-based compensation in the future, which may materially impact our future results of operations.

We adopted our 2009 share incentive plan, or the 2009 Plan, and our 2014 share incentive plan, or the 2014 Plan, in August 2009 and December 2014, respectively, that permit the grant of stock options, restricted shares and restricted share units to employees, directors and consultants of our company. Under the 2009 Plan and the 2014 Plan, we may issue awards to purchase up to 15,000,000 and 21,000,000 ordinary shares, respectively. As a result of option grants and repricings by us under the plans, we have incurred, and will incur in future periods, significant share-based compensation expenses. We account for compensation costs for all stock options using a fair-value based method and recognize expenses in our consolidated statement of income in accordance with the relevant rules in accordance with U.S. GAAP, which may have a material adverse effect on our net income. Moreover, the additional expenses associated with share-based compensation may reduce the attractiveness of such incentive plans to us. However, if we limit the scope of our share incentive plans, we may not be able to attract or retain key personnel who expect to be compensated with incentive shares or options.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

Substantially all of our assets are located in and substantially all of our revenues are currently sourced from China. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over the Chinese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our operating results and financial condition may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us, and by government policies or guidance aimed at curtailing the perceived over-capacity of certain industry sectors, such as polysilicon, steel, concrete and wind power equipment. See “Item 4. Information on the Company — B. Business Overview — Regulation — Renewable Energy Law and Other Government Directives” of our 2013 Annual Report, which is incorporated by reference in this prospectus supplement. The Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, which could in turn reduce the demand for our products and materially and adversely affect our operating results and financial condition.

Uncertainties in the global economy and the Chinese economy may adversely affect our business, results of operations and financial condition.

The global financial markets experienced significant disruptions in 2008 and the United States, Europe and other economies went into recession. The recovery from the lows of 2008 and 2009 was uneven and is facing new challenges, including the escalation of the European sovereign debt crisis since 2011 and the slowdown of the Chinese economy in 2012 and 2013. It is unclear whether the European sovereign debt crisis will be contained and whether the Chinese economy will resume its high growth rate. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies that have been adopted by the central banks and financial authorities of some of the world’s leading economies, including China’s. There have also been concerns over unrest in the Middle East and Africa, which have resulted in volatility in oil and other markets, and over the possibility of a war involving Iran. There have also been concerns about the economic effect of the earthquake, tsunami and nuclear crisis in Japan and increasing tensions in the relationship between China and Japan. Economic conditions in China are sensitive to global economic conditions. Any prolonged slowdown in the global or Chinese economy may have a negative impact on our business, results of operations and financial condition, and continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Since we derive substantially all of our revenues from customers in China, any prolonged slowdown in the Chinese economy may have a negative impact on our business, results of operations and financial condition in a number of ways. For example, our customers may reduce or delay spending with us, while we may have difficulty expanding our customer base fast enough, or at all, to offset the impact of decreased spending by our existing customers. In addition, to the extent we offer credit to any customer and such customer experiences financial difficulties due to the economic slowdown, we could have difficulty collecting payment from such customer.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protection available to you and us.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which legal decisions have limited value as precedents. In the late 1970s, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation and rule-making over the past three decades has been to significantly increase the protections afforded to various forms of foreign or private-sector investment in China. Our Chinese operating subsidiary, Chongqing Daqo, is a foreign-invested enterprise and is subject to laws and regulations applicable to foreign-invested enterprises as well as various Chinese laws and regulations generally applicable to companies in China. Our business is also subject to various industry policy, safety and environmental laws and regulations that affect our operations and production facility expansion plans, including those related to investment, project construction, building, zoning, fire prevention and work safety. These laws and regulations are still evolving, and their interpretation and enforcement involve uncertainties. In addition, due to the inconsistent regulatory enforcements in China, local Chinese governmental authorities have significant discretion in interpreting and implementing rules and regulations, and there is no assurance that the central government authorities will always agree with the interpretations and implementations of the local governmental authorities. Currently, we possess all material local governmental approvals relating to our operations and production capacity expansion plans. However, if a central government agency requires us to obtain its approval and if we fail to obtain such approval in a timely manner, or at all, we may be subject to the imposition of fines against us, or the suspension or cessation of our production capacity expansion plans. See “Item 4. Information on the Company — B. Business Overview —  Regulation — Renewable Energy Law and Other Government Directives” of our 2013 Annual Report, which is incorporated by reference in this prospectus supplement. It may be more difficult to evaluate the outcome of any regulatory or legal proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to continue our operations or planned capacity expansions, which, as a result, could materially and adversely affect our business and operations.

Chinese regulations relating to offshore investment activities by Chinese residents may increase the administrative burden we face and may subject our Chinese resident beneficial owners or employees to personal liabilities, limit our subsidiaries’ ability to increase its registered capital or distribute profits to us, limit our ability to inject capital into our Chinese subsidiaries, or may otherwise expose us to liability under Chinese law.

The State Administration of Foreign Exchange, or SAFE, has promulgated regulations that require Chinese residents and Chinese corporate entities to register with local branches of SAFE in connection with their direct or indirect offshore investment activities. These regulations may apply to our shareholders who are Chinese residents and may apply to any offshore acquisitions that we make in the future.

SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Relating to Domestic Resident’s Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of any special purpose vehicles established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75.

If a Chinese shareholder with a direct or indirect stake in an offshore parent company fails to make the required SAFE registration, the Chinese subsidiaries of such offshore parent company may be prohibited from making distributions of profit to the offshore parent and from paying the offshore parent proceeds from any reduction in capital, share transfer or liquidation in respect of the Chinese subsidiaries, and the offshore parent company may also be prohibited from injecting additional capital into its Chinese subsidiaries. Furthermore, failure to comply with the SAFE registration requirement described above may result in liability for the Chinese shareholders and the Chinese subsidiaries under Chinese law for foreign exchange registration evasion.

We have, up to the present, completed SAFE registration for all current beneficial shareholders of our company who are, to our knowledge, Chinese residents. However, we may not be fully informed of the identities of the beneficial owners of our company and we cannot assure you that all of our Chinese resident beneficial owners will comply with SAFE regulations. The failure of our beneficial owners who are Chinese residents to make any required registrations may subject us to fines and legal sanctions, and prevent us from making distributions or paying dividends, as a result of which our business operations and our ability to distribute profits to you could be materially and adversely affected.

Participants of our share incentive plan who are PRC individuals are required to register with SAFE, and the failure to so comply could subject us and such participants to penalties.

In February 2012, SAFE promulgated the Notice on the Administration of Foreign Exchange Matters for Domestic Individuals Participating in the Stock Incentive Plans of Overseas Listed Companies, or the Stock Option Notice. According to the Stock Option Notice, a PRC domestic qualified agent or the PRC subsidiary of such overseas listed company must file an application with SAFE or its local counterpart on behalf of PRC resident individuals who participate in stock incentive plans of overseas publicly listed companies to obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the stock holding or share option exercises. Our company is an “overseas publicly listed company,” and therefore, we and participants of our share incentive plan who are PRC individuals are subject to these regulations.

We have completed registration for options granted as of December 31, 2014. For options to be granted and registered in the future, if our application is unsuccessful or our option plan participants who are PRC individuals fail to work with us to complete the registration, we or such persons may be subject to fines and legal sanctions. Any failure to comply with such regulations may subject us and the relevant participants of our share incentive plan to fines and legal sanctions and prevent us from being able to grant share incentives to our personnel, as a result of which our business operations may be adversely affected.

Chinese regulation of direct investment and loans by offshore holding companies to Chinese entities may delay or limit us from making additional capital contributions or loans to our Chinese subsidiaries.

Any capital contributions or loans that we, as an offshore entity, make to our Chinese subsidiaries are subject to Chinese regulations. For example, for each of our Chinese subsidiaries, the aggregate amount of our loans to the Chinese subsidiary cannot exceed product of the difference between the amount of its total investment and its registered capital, as approved by the foreign investment regulatory authorities under relevant Chinese laws, and the ratio of the paid-in capital to the committed registered capital, and the loans must be registered with the local branch of SAFE. For each foreign invested enterprise, such as Chongqing Daqo, when the Chinese foreign investment regulatory authorities approve the establishment of such foreign invested enterprise, the authorities approve the amounts of such enterprise’s registered capital, which represent the investors’ capital commitment in equity, and the amounts of its total investment, which represent the sum of its registered capital plus the amounts of its permitted loans. After the establishment of the foreign invested enterprise, the investors can seek regulatory approval to increase its registered capital and the total investment amounts, and upon approval, there will be increases in both amounts. There is a specific statutory guideline relating to the ratio of a foreign invested enterprise’s registered capital amount over total investment amount, and all foreign investment regulatory authorities in China must follow the ratio guideline when exercising their approval authority. However, there is no uniform statutory guideline applicable to all regulatory authorities regarding whether to approve the establishment of a new foreign invested enterprise or to approve any increase in the registered capital and total investment of an existing foreign invested enterprise. In practice, authorities consider factors such as overall governmental policies relating to the specific industry and demands in a particular industry and the approval usually takes one to three months depending on the locations of the foreign invested enterprises. The approved total investment amounts of Chongqing Daqo and Xinjiang Daqo New Energy Co., Ltd., or Xinjiang Daqo, are $286.0 million and $298.0 million, respectively. The registered capital of Chongqing Daqo is $96.0 million, of which $69.6 million was contributed by Daqo Cayman as the sole investor. The registered capital of Xinjiang Daqo is $100.0 million, of which $38.4 million was contributed by Daqo Cayman as the sole investor. As a result, the maximum permissible amounts that Chongqing Daqo and Xinjiang Daqo may borrow from Daqo Cayman are $137.8 million and $76.0 million, respectively. We may not make loans to Chongqing Daqo or Xinjiang Daqo in excess of the maximum amounts permissible unless we obtain government approval to increase their total investment amounts. In addition, any increases of our capital contributions to our Chinese subsidiaries beyond the previously authorized amount must be approved by the MOFCOM and the NDRC or their respective local counterparts. We cannot assure you that we will be able to obtain these approvals on a timely basis, or at all. If we fail to obtain such approvals, our ability to make equity contributions or provide loans to our Chinese subsidiaries or to fund their operations may be negatively affected, which could adversely affect our Chinese subsidiaries’ liquidity and their ability to fund their working capital and expansion projects and meet their obligations and commitments.

We rely principally on dividends and other distributions on equity paid by our wholly owned operating subsidiaries to fund any cash and financing requirements we may have, and any limitation on the ability of our operating subsidiaries to pay dividends to us could have a material adverse effect on our ability to borrow money or pay dividends.

As a holding company, we rely principally on dividends and other distributions on equity paid by our Chinese subsidiaries for our cash requirements, including funds necessary to service any debt we may incur. If our Chinese subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. Furthermore, relevant Chinese laws and regulations permit payments of dividends by Chinese subsidiaries only out of their retained earnings, if any, determined in accordance with Chinese accounting standards and regulations. Under Chinese laws and regulations, each of our Chinese subsidiaries is required to set aside a portion of its net income each year to fund a statutory surplus reserve until such reserve reaches 50% of its registered capital. This reserve is not distributable as dividends. As a result, our Chinese subsidiaries are restricted in their ability to transfer a portion of their net assets to us in the form of dividends, loans or advances. Limitation on the ability of our Chinese subsidiaries to pay dividends to us could materially and adversely limit our ability to borrow money outside of China or pay dividends to holders of our ADSs. Also see “— Risks Related to Our Business — The dividends we receive from our Chinese subsidiaries and our global income may be subject to Chinese tax under the EIT Law, which would have a material adverse effect on our results of operations; our foreign ADS holders may be subject to a Chinese withholding tax upon the dividends payable by us and Chinese tax on gains realized upon the sale or other disposition of our ADSs if we are classified as a Chinese ‘resident enterprise.”’

Fluctuations in exchange rates could result in foreign currency exchange losses.

The conversion of RMB into foreign currencies, including U.S. dollars, is based on rates set by the People’s Bank of China. The PRC government allowed the RMB to appreciate by more than 20% against the U.S. dollar between July 2005 and July 2008. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar again, though there have been periods when the U.S. dollar has appreciated against the Renminbi as well. In March 2014, the People’s Bank of China widened the band around which the value of the Renminbi is allowed to deviate from the daily reference rate, which may allow for greater volatility in the U.S. dollar and Renminbi exchange rate. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. There remains significant international pressure on the Chinese government to adopt a substantial liberalization of its currency policy, which could result in a further and more significant appreciation in the value of the Renminbi against the U.S. dollar. Significant revaluation of the Renminbi may have a material adverse effect on your investment. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or ADSs or for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us.

Failure to maintain effective internal control over financial reporting could have a material and adverse effect on the trading price of our ADSs.

We are subject to the reporting obligations under the U.S. securities laws. In connection with the audit of our internal controls over financial reporting as of and for the year ended December 31, 2011, we and our independent registered public accounting firm identified three “material weaknesses” including (i) our lack of accounting resources and expertise necessary to comply with U.S. GAAP and the Securities and Exchange Commission, or SEC, financial reporting and disclosure requirements, (ii) our lack of sufficient resources to perform thorough reviews of consolidated financial statements and related footnote disclosures during the period-end financial reporting and disclosure process, and (iii) our lack of sufficient processes, documentation and approval of related party transactions with affiliates. In 2012, we have made enhancements to our internal controls over financial reporting. See “Part II — Item 15. Controls and Procedures — Remediation and Changes in Internal Control Over Financial Reporting” in our 2013 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus. Based on these actions taken and our testing and evaluation of the effectiveness of our internal controls, we have concluded the material weaknesses no longer existed as of December 31, 2012 and December 31, 2013. Our independent registered public accounting firm did not conduct an audit of our internal control over financial reporting for the years ended December 31, 2012 and December 31, 2013.

However, although our management concluded that we maintained effective internal controls over financial reporting as of December 31, 2013, we cannot assure you that we will maintain effective internal control over financial reporting on an ongoing basis. If we fail to maintain effective internal controls over financial reporting, we will not be able to conclude and our independent registered public accounting firm will not be able to report (if it is required to report) that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act of 2002 in our future annual report on Form 20-F covering the fiscal year in which this failure occurs. Effective internal control over financial reporting is necessary for us to produce reliable financial reports. Any failure to maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could have a material and adverse effect on the trading price of our ADSs. Furthermore, we may need to incur additional costs and use additional management and other resources as our business and operations further expand or in an effort to remediate any significant control deficiencies that may be identified in the future.

Proceedings instituted by the SEC against five PRC-based accounting firms, including our independent registered public accounting firm, could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act.

In late 2012, the SEC commenced administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese affiliates of the “big four” accounting firms, (including our auditors) and also against Dahua (the former BDO affiliate in China). The Rule 102(e) proceedings initiated by the SEC relate to these firms’ inability to produce documents, including audit work papers, in response to the request of the SEC pursuant to Section 106 of the Sarbanes-Oxley Act of 2002, as the auditors located in the PRC are not in a position lawfully to produce documents directly to the SEC because of restrictions under PRC law and specific directives issued by the China Securities Regulatory Commission. The issues raised by the proceedings are not specific to our auditors or to us, but affect equally all audit firms based in China and all China-based businesses with securities listed in the United States.

In January 2014, an administrative judge reached an initial decision that the “big four” accounting firms should be barred from practicing before the SEC for six months. However, it is currently impossible to determine the ultimate outcome of this matter as the accounting firms have filed a Petition for Review of the Initial Decision and pending that review the effect of the Initial Decision is suspended. The SEC Commissioners will review the Initial Decision, determine whether there has been any violation and, if so, determine the appropriate remedy to be placed on these audit firms. Once such an order was made, the accounting firms would have a further right to appeal to the US Federal courts, and the effect of the order might be further stayed pending the outcome of that appeal.

Depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about the proceedings against these audit firms may cause investor uncertainty regarding China-based, United States-listed companies and the market price of our ADSs may be adversely affected.

In addition, in May 2014, PRC Ministry of Finance proposed certain regulations that would require auditors based outside of China, to cooperate with mainland Chinese auditors with requisite qualifications in order to conduct audit work for mainland Chinese companies in connection with their overseas listings and subsequent periodic reporting. Since the proposed regulations are in draft form and the interpretation, application or enforcement of such proposed regulations is uncertain. However, if the proposed regulations were to be adopted in their current form, it may be difficult for auditors based outside of China to conduct audit work for U.S. listed companies with operating entities in mainland China, like us.

The audit report incorporated by reference in this prospectus supplement and the accompanying prospectus is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, you are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit reports included in our prospectus filed with the US Securities and Exchange Commission, as auditors of companies that are traded publicly in the United States and a firm registered with the US Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in the Peoples’ Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Restrictions on currency exchange under Chinese laws may limit our ability to convert cash derived from our operating activities into foreign currencies and may materially and adversely affect the value of your investment.

Substantially all of our revenues and operating expenses are denominated in Renminbi. Under the relevant foreign exchange restrictions in China, conversion of the Renminbi is permitted, without the need for SAFE approval, for “current account” transactions, which includes dividends, trade, and service-related foreign exchange transactions. Conversion of the Renminbi for “capital account” transactions, which includes foreign direct investment and loans, is still subject to significant limitations and requires approvals from and registration with SAFE and other Chinese regulatory authorities. We cannot assure you that SAFE or other Chinese governmental authorities will not further limit, or eliminate, our ability to purchase foreign currencies in the future. Any existing and future restrictions on currency exchange in China may limit our ability to convert cash derived from our operating activities into foreign currencies to fund expenditures denominated in foreign currencies. If the foreign exchange restrictions in China prevent us from obtaining U.S. dollars or other foreign currencies as required, we may not be able to pay dividends in U.S. dollars or other foreign currencies to our shareholders, including holders of our ADSs. Furthermore, foreign exchange control in respect of the capital account transactions could affect our Chinese subsidiaries’ ability to obtain foreign exchange or conversion into RMB through debt or equity financing, including by means of loans or capital contributions from us.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of swine flu, avian flu, Severe Acute Respiratory Syndrome, or SARS or other epidemics or outbreaks. China reported a number of cases of SARS in April 2004. In 2006, 2007 and 2008, there were reports of occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. In April 2009, an outbreak of swine flu occurred in Mexico and the United States and human cases of swine flu were discovered in China and Hong Kong. In April 2013, there were reports of occurrences of avian flu in various parts of China, including a number of confirmed human cases and deaths. Any prolonged occurrence or recurrence of swine flu, avian flu, SARS, Ebola or other adverse public health developments in China or any of the major markets in which we do business may have a material adverse effect on our business and operations. These could include our ability to deliver our products within or outside of China, as well as temporary closure of our manufacturing facilities, or our customers’ facilities, leading to delayed or cancelled orders. Any severe travel or shipment restrictions and closures would severely disrupt our operations and adversely affect our business and results of operations.

Risks Related to Our ADSs and This Offering

The trading prices of our ADSs have been and may continue to be volatile, which could result in substantial losses to investors.

The closing trading prices of our ADSs ranged from $21.86 to $54.83 in 2014, and may remain volatile in the future and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of China-based companies, including many solar energy companies, have listed their securities on U.S. stock exchanges. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of our ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for our ADSs may be volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings and cash flow;
•	announcements of our new investments, acquisitions, strategic partnerships, or joint ventures;
•	announcements of new products and expansions by us or our competitors;
•	announcements of sale of existing business segments;
•	fluctuations in market prices of or demand for our products;
•	changes in financial estimates by securities analysts;
•	changes in the ratio of ADSs vs. ordinary shares;
•	additions or departures of key personnel; and
•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which our ADSs will trade. We cannot assure you that these factors will not occur in the future.

The sale or availability for sale of substantial amounts of our ADSs could adversely affect their market price.

Sales of substantial amounts of our ADSs in the public market or the perception that these sales could occur, could adversely affect the market price of our ADSs and could materially impair our ability to raise capital through equity offerings in the future. Our ADSs are freely tradable without restriction or further registration under the U.S. Securities Act of 1933, as amended, or the Securities Act, subject to the restrictions in Rule 144 and Rule 701 under the Securities Act. In addition, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale may adversely affect the market price of our ADSs.

Our Third Amended and Restated Memorandum and Articles of Association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our ordinary shares and ADSs.

Our Third Amended and Restated Memorandum and Articles of Association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, as amended from time to time, the Companies Law of the Cayman Islands, as amended from time to time, and the common law of the Cayman Islands. The rights of shareholders to take actions against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and
•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.

As a result of all of the above, public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and all of our assets are located outside of the United States. Substantially all of our current operations are conducted in the China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote your ordinary shares.

As a holder of our ADSs, you will only be able to exercise the voting rights with respect to the underlying ordinary shares in accordance with the provisions of the deposit agreement. Under the deposit agreement, you must vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares in accordance with these instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the shares. Under our Third Amended and Restated Memorandum and Articles of Association, the minimum notice period required for convening a general meeting is seven days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying your ADSs to allow you to vote with respect to any specific matter. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying your ADSs are not voted as you requested.

The depositary for our ADSs will give us a discretionary proxy to vote our ordinary shares underlying your ADSs if you do not vote at shareholders’ meetings, except in limited circumstances, which could adversely affect your interests.

Under the deposit agreement for the ADSs, if you do not vote, the depositary will give us a discretionary proxy to vote our ordinary shares underlying your ADSs at shareholders’ meetings unless:

•	we have failed to timely provide the depositary with notice of meeting and related voting materials;
•	we have instructed the depositary that we do not wish a discretionary proxy to be given;
•	we have informed the depositary that there is substantial opposition as to a matter to be voted on at the meeting;
•	a matter to be voted on at the meeting would have a material adverse impact on shareholders; or
•	the voting at the meeting is to be made by a show of hands.

The effect of this discretionary proxy is that if you do not vote at shareholders’ meetings, you cannot prevent our ordinary shares underlying your ADSs from being voted, except under the circumstances described above. This may make it more difficult for shareholders to influence the management of our company. Holders of our ordinary shares are not subject to this discretionary proxy.

You may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary of our ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares underlying our ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not feasible to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of our ADSs.

You may not be able to participate in rights offerings and may experience dilution of your holdings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to holders of ADSs unless the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all holders of ADSs, or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, holders of ADSs may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of our ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

We may be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes, which could subject U.S. investors in our ADSs or ordinary shares to adverse tax consequences.

A non-United States corporation, such as our company, will be classified as a “passive foreign investment company”(or a “PFIC”), for United States federal income tax purposes, for any taxable year if either (i) 75% or more of its gross income consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. Based on our current income and assets, we do not expect to be classified as a PFIC for the current taxable year and we do not anticipate becoming a PFIC in future taxable years, although there can be no assurance in this regard. Although we do not currently expect that our assets or activities will change in a manner that would cause us to become a PFIC for our current taxable year or the foreseeable future, there can be no assurance our business plans will not change in a manner that will affect our PFIC status. Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.

If we were to be classified as a PFIC in any taxable year, a U.S. Holder (as defined in “Taxation — United States Federal Income Tax Considerations”) would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States corporation that does not distribute all of its earnings on a current basis. Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ADSs or ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ADSs or ordinary shares. See “Taxation — United States Federal Income Tax Considerations — Passive Foreign Investment Company Considerations.”

We are a “foreign private issuer”, and have disclosure obligations that are different from those of U.S. domestic reporting companies; as a result, you should not expect to receive the same information about us at the same time when a U.S. domestic reporting company provides the information required to be disclosed.

We are a foreign private issuer and, as a result, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Securities Exchange Act of 1934, or the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports or proxy statements. We have 120 days to file our annual report with the SEC for the fiscal years ending on or after December 31, 2011. We are not required to disclose detailed individual executive compensation information that is required to be disclosed by U.S. domestic issuers. Further, our directors and executive officers are not required to report equity holdings under Section 16 of the Securities Act and are not subject to the insider short-swing profit disclosure and recovery regime. As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer are different than those imposed on U.S. domestic reporting companies, our shareholders should not expect to receive the same information about us and at the same time as the information received from, or provided by, U.S. domestic reporting companies.

Our management will have considerable discretion as to the use of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree.

We have not specifically allocated most of the net proceeds of this offering to any particular purpose. Rather, our management will have considerable discretion in the application of the net proceeds received by us. You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering.

If securities or industry analysts do not actively follow our business, or if they publish unfavorable research about our business, our ADS price and trading volume could decline.

The trading market for our ADS depends in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who covers us downgrades our ADSs or publishes unfavorable research about our business, our ADS price would likely decline. If one or more of these analysts ceases coverage of our company or fails to publish reports on us regularly, demand for our ADSs could decrease, which could cause our ADS price and trading volume to decline.

USE OF PROCEEDS

We will receive net proceeds from this offering in the amount of approximately $28.0 million, after deducting the underwriting discounts and estimated offering expenses payable by us in this offering.

We intend to use the net proceeds from this offering for general corporate purposes, including studying the feasibility of further expansion of our business, and working capital.

The foregoing use of our net proceeds from this offering represents our current intentions based upon our present plans and business condition. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus supplement.

Since we are an offshore holding company, we will need to make capital contributions and loans to our PRC subsidiaries such that the net proceeds of this offering can be used in the manner described above. Such capital contributions and loans are subject to a number of limitations and approval processes under Chinese laws and regulations. We cannot assure you that we can obtain the approvals from the relevant governmental authorities, or complete the registration and filing procedures required to use our net proceeds as described above, in each case on a timely basis, or at all. See “Risk Factors — Risks Related to Doing Business in China — Chinese regulation of direct investment and loans by offshore holding companies to Chinese entities may delay or limit us from making additional capital contributions or loans to our Chinese subsidiaries,” included in “Item 3.D. Risk Factors” in our 2013 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2014:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the issuance and sale of 38,500,000 ordinary shares in the form of ADSs by us at the offering price of US$19.50 per ADS, after deducting the underwriting discount and estimated offering expenses payable by us.

The as adjusted information below is illustrative only. You should read this table together with our consolidated financial statements and the related notes and the information under “Item 5. Operating and Financial Review and Prospects” in our 2013 Annual Report, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2014
	Actual	As Adjusted
	(US$ in thousands)
Long-term liabilities	148,207	148,207
Daqo New Energy Corp. shareholders’ equity:
Ordinary shares, $0.0001 par value; 500,000,000 shares authorized, 240,714,103 shares issued and 223,577,853 shares outstanding on an actual basis as of September 30, 2014	22	26
Additional paid-in capital	202,984	230,959
Accumulated losses	(19,624)	(19,624)
Accumulated other comprehensive income	22,187	22,187
Treasury stock	(399)	(399)
Total shareholders’ equity	205,170	233,149
Total capitalization	353,377	381,356

MARKET PRICE INFORMATION FOR OUR ADSS

Our ADSs, each representing 25 ordinary shares, have been listed on the New York Stock Exchange since October 7, 2010 and trade under the symbol “DQ.” Prior to December 21, 2012, each of our ADS represented five ordinary shares. We effected a change of the ADS to ordinary share ratio on December 21, 2012 from one ADS representing five ordinary shares to one ADS representing 25 ordinary shares. The ratio change had the same effect as a 1-for-5 reverse ADS split.

The following table provides the high and low trading prices for our ADSs on the New York Stock Exchange for the periods indicated. For ease of comparison, the ADS prices before December 21, 2012 have been retroactively adjusted to reflect the ADS to ordinary share ratio change that took effect on December 21, 2012.

As of February 4, 2015, the reported last sale price of our ADSs was US$21.86.

	Trading Price
	High	Low
Annual Highs and Lows
2010 (from October 7, 2010)	77.15	48.50
2011	74.85	7.05
2012	20.75	3.40
2013	49.59	4.02
2014	56.98	21.78
Quarterly Highs and Lows
First Quarter of 2013	16.70	6.65
Second Quarter of 2013	10.66	4.02
Third Quarter of 2013	34.80	7.60
Fourth Quarter of 2013	49.59	23.10
First Quarter of 2014	56.98	33.71
Second Quarter of 2014	46.75	21.78
Third Quarter of 2014	48.18	23.55
Fourth Quarter of 2014	44.40	23.06
Monthly Highs and Lows
August 2014	37.03	24.50
September 2014	48.18	34.50
October 2014	44.40	33.00
November 2014	39.36	29.98
December 2014	30.95	23.06
January 2015	26.79	17.70
February 2015 (through February 4, 2015)	24.50	19.36

EXCHANGE RATE INFORMATION

Our reporting and financial statements are expressed in the U.S. dollar, which is our reporting and functional currency. However, our business is conducted in China and substantially all of our revenues are denominated in Renminbi. This prospectus supplement contains translations of RMB amounts into U.S. dollars at specific rates solely for the convenience of the reader. The conversion of RMB into U.S. dollars in this prospectus supplement for the amounts not otherwise recorded in our consolidated financial statements included elsewhere, or incorporated by reference, in this prospectus supplement and the accompanying prospectus is based on the certified exchange rate published by the Board of Governors of the Federal Reserve Bank. Unless otherwise noted, all translations from RMB to U.S. dollars and from U.S. dollars to RMB in this prospectus supplement and the accompanying prospectus or documents incorporated by reference herein were made at a rate of RMB6.1380 to US$1.00, the certified exchange rate in effect on September 30, 2014. We make no representation that any RMB or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or RMB, as the case may be, at any particular rate, at the rates stated below, or at all. The PRC government imposes control over its foreign currency reserves in part through direct regulation of the conversion of RMB into foreign currencies and through restrictions on foreign trade. On January 30, 2015, the certified exchange rate was RMB6.2495 to US$1.00.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this offering memorandum or will use in the preparation of our periodic reports or any other information to be provided to you. The source of these rates is the Federal Reserve Statistical Release.

	Exchange Rate (RMB per US$1.00)
Period	Period End	Average(1)	Low	High
2010	6.6000	6.7603	6.8305	6.6000
2011	6.2939	6.4475	6.6364	6.2939
2012	6.2301	6.2990	6.3879	6.2221
2013	6.0537	6.1412	6.2438	6.0537
2014	6.2046	6.1704	6.2591	6.0402
2014
August	6.1430	6.1541	6.1793	6.1395
September	6.1380	6.1382	6.1495	6.1266
October	6.1124	6.1251	6.1385	6.1107
November	6.1429	6.1249	6.1429	6.1117
December	6.2046	6.1886	6.2256	6.1490
2015
January	6.2495	6.2181	6.2535	6.1870

(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have outstanding 6,483,114 ADSs representing approximately 61.8% of our ordinary shares. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” who are subject to restriction under the Securities Act. Sales of substantial amounts of our ADSs in the public market could adversely affect prevailing market prices of our ADSs.

Lock-Up Agreements

We have agreed for a period of 90 days after the date of this prospectus supplement, subject to the exceptions specified in “Underwriting”, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, lend or otherwise transfer or dispose of directly or indirectly, any ADSs, ordinary shares or any securities convertible into or exercisable or exchangeable for ADSs or ordinary shares; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares. After the offering, certain of our employees, including our executive officers, and/or directors may enter into written trading plans that are intended to comply with Rule 10b5-1 under the Securities Exchange Act of 1934. Sales under these trading plans would not be permitted until the expiration of the lock-up agreements relating to the offering described above.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

In general, under Rule 144, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, a number of shares that does not exceed the greater of:

•	1.0% of the then outstanding ordinary shares, in the form of ADSs or otherwise, which will equal approximately 2,620,778 ordinary shares immediately after this offering; or
•	the average weekly trading volume of our ordinary shares in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

TAXATION

The following discussion of the material Cayman Islands, PRC and United States federal tax consequences of an investment in the ordinary shares or ADSs is based upon laws and relevant interpretations thereof as of the date of this prospectus supplement, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in the shares or ADSs, such as the tax consequences under U.S. state, local and other tax laws. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Travers Thorp Alberga, our Cayman Islands counsel, and to the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Jun He Law Offices, our PRC counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us, our shareholders or ADS holders, levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

People’s Republic of China Taxation

Under the PRC tax laws effective prior to January 1, 2008, dividends paid to foreign investors by foreign-invested enterprises, such as dividends paid to us by our PRC subsidiaries, were exempt from PRC withholding tax. Under the EIT Law and its implementation rules effective on January 1, 2008, all domestic and foreign-invested companies in China are subject to a uniform enterprise income tax at the rate of 25% and dividends from a PRC subsidiary to its foreign parent company are subject to a withholding tax at the rate of 10%, unless such foreign parent company’s jurisdiction of incorporation has a tax treaty with China that provides for a reduced rate of withholding tax, or the tax is otherwise exempted or reduced pursuant to the PRC tax laws.

Under the EIT Law, enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China are considered PRC resident enterprises and therefore are subject to PRC enterprise income tax at the rate of 25% on their worldwide income. Under the implementation rules of the EIT Law, “de facto management bodies” is defined as the bodies that have material and overall management and control over the business operations, personnel and human resources, finances and treasury, and acquisition and disposition of properties and other assets of an enterprise. In addition, a circular issued by the State Administration of Taxation on April 22, 2009 provides that a “foreign enterprise controlled by a PRC company or a PRC company group” will be classified as a “resident enterprise” with its “de facto management bodies” located within China if the following requirements are satisfied: (i) the senior management and core management departments in charge of its daily operations function mainly in the PRC; (ii) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (iii) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (iv) more than half of the enterprise’s directors or senior management with voting rights reside in the PRC. However, it remains unclear how PRC tax authority will classify an overseas company like Daqo Cayman, which is controlled by PRC natural persons rather than PRC enterprises. The criteria set forth above do not apply to Daqo Cayman directly because Daqo Cayman is currently beneficially owned by Chinese individuals and is not a “foreign enterprise controlled by a PRC company or a PRC company group”. However, such criteria may be considered relevant in determining Daqo Cayman’s residence. Therefore, we cannot assure you that Daqo Cayman will not be deemed a PRC resident enterprise.

If Daqo Cayman were classified as a PRC resident enterprise under the EIT Law, enterprise ADS holders who are not Chinese residents may be subject to a 10% withholding tax (20% in the case of individual ADS holders who are not Chinese residents) upon dividends payable by Daqo Cayman, and 10% tax on gains realized upon the sale or other disposition of our ADSs (20% in the case of individual ADS holders who are not Chinese residents). In addition, the EIT Law and regulations also provide that, if a resident enterprise directly invests in another resident enterprise, the dividends received by the investing resident enterprise from the invested resident enterprise are exempted from income tax, subject to certain conditions. Therefore, if Daqo Cayman is classified as resident enterprise under the EIT Law, the dividends we receive from our Chinese subsidiaries may be exempted from withholding tax.

United States Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations relating to the ownership and disposition of our ADSs or ordinary shares by U.S. Holders (as defined below) that will hold ADSs or ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). This discussion is based upon U.S. federal income tax law as of the date hereof, which is subject to differing interpretations or change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, broker-dealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), investors who are not U.S. Holders, investors who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold their ADSs or ordinary shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, investors that are traders in securities that have elected the mark-to-market method of accounting, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. In addition, this discussion does not address any non-United States, alternative minimum tax, state, or local tax considerations or the Medicare tax. Each U.S. Holder is urged to consult its tax advisor regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in ADSs or ordinary shares.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our ADSs or ordinary shares that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created in, or organized under the law of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise validly elected to be treated as a United States person under the Code.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of our ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships and partners of a partnership holding our ADSs or ordinary shares are urged to consult their tax advisors regarding an investment in our ADSs or ordinary shares.

For United States federal income tax purposes, a U.S. Holder of ADSs will generally be treated as the beneficial owner of the underlying shares represented by the ADSs. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to United States federal income tax. The United States Treasury has expressed concerns that parties to whom American depositary shares are released before shares are delivered to the depositary (a “pre-release transaction”), or intermediaries in the chain of ownership between holders of American depositary shares and the issuer of the security underlying the American depositary shares, may be taking actions that are inconsistent with the claiming of foreign tax credits by holders of American depositary shares. These actions would also be inconsistent with the claiming of the reduced rate of tax, described below, applicable to dividends received by certain non-corporate holders. Accordingly, the creditability of any PRC taxes, and the availability of the reduced tax rate for dividends received by certain non-corporate U.S. Holders, each described below, could be affected by actions taken by such parties or intermediaries in respect of a pre-release transaction.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as our company, will be classified as a “passive foreign investment company” (or a “PFIC”), for United States federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s unbooked intangibles are generally taken into account for determining the value of its assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

Based on our current income and assets, we presently do not expect to be classified as a PFIC for the current taxable year and we do not anticipate becoming a PFIC in future taxable years, although there can be no assurance in this regard. Although we do not currently expect that our assets or activities will change in a manner that would cause us to become a PFIC for our current taxable year or the foreseeable future, there can be no assurance our business plans will not change in a manner that will affect our PFIC status. Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.

The discussion below under “Dividends” and “Sale or Other Disposition of ADS or Ordinary Shares” is written on the basis that we will not be classified as a PFIC for United States federal income tax purposes. The United States federal income tax rules that apply if we are classified as a PFIC for the current taxable year or any subsequent taxable year are generally discussed below under “Passive Foreign Investment Company Rules”.

Dividends

Subject to the PFIC rules discussed below, any cash distributions (including the amount of any taxes withheld) paid on ADSs or ordinary shares out of our current or accumulated earnings and profits, as determined under United States federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the depositary in the case of ADSs or by a U.S. Holder in the case of ordinary shares. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be reported as a “dividend” for United States federal income tax purposes. A non-corporate recipient will be subject to tax at the lower capital gain tax rate applicable to “qualified dividend income”, provided that certain conditions are satisfied, including that (1) the ADSs or ordinary shares, as applicable, are readily tradable on an established securities market in the United States, or, in the event that our company is deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, our company is eligible for the benefits of the United States-PRC treaty, (2) we are neither a passive foreign investment company nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. United States Treasury guidance indicates that ordinary shares, or ADSs representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the New York Stock Exchange, as are our ADSs (but not our ordinary shares). There can be no assurance that our ADSs will be considered readily tradable on an established securities market in the United States in later years. Since we do not expect that our ordinary shares will be listed on an established securities market in the United States, it is unclear whether the dividends that we pay on our ordinary shares that are not backed by ADSs currently meet the conditions required for the reduced tax rate. Dividends received on the ADSs or ordinary shares will not be eligible for the dividends received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for United States foreign tax credit purposes. In the event that we are deemed to be a PRC “resident enterprise” under the PRC Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid on our ADSs or ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on ADSs or ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credits are complex. Accordingly, each U.S. Holder is advised to consult with its tax advisor regarding the availability of a foreign tax credit under its particular circumstances.

Sale or Other Disposition of ADSs or Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ADSs or ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such ADSs or ordinary shares. Any capital gain or loss will be long-term if the ADSs or ordinary shares have been held for more than one year and will generally be United States source gain or loss for United States foreign tax credit purposes. Long-term capital gain of noncorporate U.S. Holders is generally eligible for a reduced rate of tax. The deductibility of a capital loss may be subject to limitations. In the event that we are treated as a PRC “resident enterprise” under the PRC Enterprise Income Tax Law and gain from the disposition of ADSs or ordinary shares is subject to tax in the PRC, a U.S. Holder that is eligible for the benefits of the income tax treaty between the United States and the PRS may elect to treat the gain as PRC source income. U.S. Holders are urged to consult with their tax advisors regarding the tax consequences if a foreign withholding tax is imposed on a disposition of our ADSs or ordinary shares, including the availability of a foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares) and (ii) any gain realized on the sale or other disposition, including a pledge, of ADSs or ordinary shares. Under these PFIC rules:

•	such excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;
•	the amount allocated to the current taxable year, and to any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we were a PFIC (a “pre-PFIC year”), will be taxable as ordinary income; and
•	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the class of taxpayer for each such year and an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each such prior taxable year.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the tax treatment discussed above. If a U.S. Holder makes a mark-to-market election for the ADSs, such holder will include in income for each year that we are treated as a PFIC with respect to such holder an amount equal to the excess, if any, of the fair market value of the ADSs as of the close of the holder’s taxable year over the holder’s adjusted basis in such ADSs. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ADSs included in a U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs, as well as to any loss realized on the actual sale or disposition of the ADSs, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs. A U.S. Holder’s basis in the ADSs will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower capital gains rate applicable to qualified dividend income (discussed above under “— Dividends”) would not apply.

The mark-to-market election is available only for “marketable stock”, which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable United States Treasury regulations. Our ADSs (but not our ordinary shares) are listed on the New York Stock Exchange, which is a qualified exchange or market for these purposes. Consequently, if the ADSs continue to be listed on the New York Stock Exchange and are regularly traded, and a U.S. Holder holds ADSs, we expect that the mark-to-market election would be available to such U.S. Holder were we to be or become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own, a U.S. Holder may continue to be subject to the general PFIC rules described above with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes. In the case of a U.S. Holder who has held ADSs during any taxable year in respect of which we were classified as a PFIC and continues to hold such ADSs (or any portion thereof) and has not previously determined to make a mark-to-market election, and who is now considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ADSs.

We do not intend to prepare or provide the information that would enable a U.S. Holder to make a qualified electing fund election (“QEF Election”), which, if available, would result in tax treatment different from the general tax treatment for PFICs described above. Accordingly, each U.S. Holder should assume that the QEF Election will not be available.

If a U.S. Holder holds ADSs or ordinary shares in any year in which we are treated as a PFIC with respect to such U.S. Holder, the U.S. Holder would generally be required to file United States Internal Revenue Service Form 8621. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to their investment in ADSs or ordinary shares.

Information Reporting

U.S. Holders may be subject to information reporting to the Internal Revenue Service with respect to dividends on and proceeds from the sale or other disposition of our ADSs or ordinary shares. Each U.S. Holder is advised to consult its tax advisor regarding the application of the United States information reporting and backup withholding rules to its particular circumstances.

Individuals and certain others who are U.S. Holders, and who hold “specified foreign financial assets”, including stock of a non-U.S. corporation that is not held in an account maintained by a U.S. “financial institution”, whose aggregate value exceeds $50,000 during the tax year, may be required to attach to their tax return for the year certain specified information. A U.S. Holder who fails to timely furnish the required information may be subject to a penalty. Each U.S. Holder is advised to consult its tax advisor regarding its reporting obligations under this legislation.

UNDERWRITING

Credit Suisse Securities (USA) LLC is acting as the book-running manager and underwriter of the offering. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, Credit Suisse Securities (USA) LLC has agreed to purchase, and we have agreed to sell to Credit Suisse Securities (USA) LLC, 1,540,000 of our ADSs. The address of Credit Suisse Securities (USA) LLC is Eleven Madison Avenue, New York, New York, 10010.

The underwriting agreement provides that the obligations of the underwriter to purchase the ADSs included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriter is obligated to purchase all the ADSs if it purchases any of the ADSs.

ADSs sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the ADSs are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms.

We and our directors and executive officers have agreed that, subject to certain exceptions, for a period of 90 days from the date of this prospectus supplement, we will not, without the prior written consent of the representatives, (i) offer, sell (including in a short sale), issue, contract to sell, pledge or otherwise dispose of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Securities Act relating to any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC. In addition, notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Credit Suisse Securities (USA) LLC, in its sole discretion, may release any of the securities subject to the lock-up agreement at any time without notice.

The ADSs are listed on the NYSE under the symbol “DQ.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering.

Paid by Us
Per ADS	$0.8775
Total	$1,351,350

Total expenses for the offering are estimated to be approximately $0.7 million.

Duke Elite Limited, an affiliate of one of our directors, Mr. Xiang Xu, who is also the President of Daqo Group Co., Ltd., has subscribed for, and has been allocated by the underwriter, 1,025,641 ADSs in this offering, at the same offering price and on the same terms as the other ADSs being offered in this offering.

In connection with the offering, the underwriter may purchase and sell ADSs in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriter of a greater number of ADSs than they are required to purchase in the offering.
•	Stabilizing transactions involve bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriter for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs. They may also cause the price of the ADSs to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriter may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriter is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of ADSs described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;
•	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or
•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of securities to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the relevant member state) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the ADSs have not authorized and do not authorize the making of any offer of ADSs through any financial intermediary on their behalf, other than offers made by the underwriter with a view to the final placement of the ADSs as contemplated in this prospectus supplement. Accordingly, no purchaser of the ADSs, other than the underwriter, is authorized to make any further offer of the ADSs on behalf of the sellers or the underwriter.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant persons should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the ADSs described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the ADSs has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or
•	used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;
•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or
•	in a transaction that, in accordance with article L.411-2-II-1-or-2-or 3 of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations (“CO”) and the ADSs will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the CO and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the ADSs may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the ADSs with a view to distribution.

Notice to Prospective Investors in Hong Kong

The ADSs may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong or the Securities and Futures

Ordinance (Cap.571, Laws of Hong Kong)), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The ADSs offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Korea

The ADSs offered in this prospectus supplement have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the “FSCMA”). None of our ADSs may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire ADS capital of which is owned by one or more individuals, each of whom is an accredited investor; or
•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,
•	ADSs, debentures and units of ADSs and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA except:
•	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such ADSs, debentures and units of ADSs and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;
•	where no consideration is or will be given for the transfer; or
•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

This prospectus supplement has not been lodged with the Australian Securities and Investments Commission and does not constitute an offer except to the following categories of exempt persons: (i) “sophisticated investors” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (the “Corporations Act”); (ii) “sophisticated investors” under section 708(8)(c) or (d) of the Corporations Act who have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before any offer has been made; and (iii) “professional investors” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

By purchasing any of our ADSs, you warrant and agree that: (i) you are an exempt investor under one of the above categories; and (ii) you will not offer any ADSs of common stock issued or sold to you pursuant to this document for sale in Australia within 12 months of those ADSs being issued or sold unless any such sale offer is exempt from the requirement to issue a disclosure document under sections 708 or 708A of the Corporations Act.

Notice to Prospective Investors in India

The ADSs will not be offered or sold, directly or indirectly, in India or to, or for the account or benefit of, any resident in India. This prospectus supplement is not an offer document (as defined under the Securities and Exchange Board of India (Issue of Capital and Disclosure Requirements) Regulations, 2009, as amended). This prospectus supplement will not be registered as a prospectus with the Registrar of Companies, SEBI or any other statutory or regulatory body of like nature in India, nor have they or will they circulate or distribute this prospectus supplement or any material relating thereto, directly or indirectly, under circumstances which would constitute an advertisement, invitation, offer, sale or solicitation of an offer to subscribe for or purchase any securities to the public within the meaning of the Indian Companies Act and other applicable Indian law for the time being in force.

Notice to Prospective Investors in the People’s Republic of China

This prospectus supplement may not be circulated or distributed in the People’s Republic of China, and the ADSs may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the People’s Republic of China except pursuant to applicable laws and regulations of the People’s Republic of China. For the purpose of this paragraph, the People’s Republic of China does not include Taiwan and the special administrative regions of Hong Kong and Macau.

LEGAL MATTERS

The validity of the ADSs and certain other legal matters with respect to U.S. federal and New York State laws in connection with this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP. Certain legal matters with respect to U.S. federal and New York State laws in connection with this offering will be passed upon for the underwriter by Kirkland & Ellis. The validity of the ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Travers Thorp Alberga. Legal matters as to PRC law will be passed upon for us by Jun He Law Offices and for the underwriter by DaHui Lawyers. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and upon Jun He Law Offices with respect to matters governed by PRC law. Kirkland & Ellis may rely upon DaHui Lawyers with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Daqo New Energy Corp. and its subsidiaries and variable interest entity, and the related financial statement schedule included in Schedule I, incorporated by reference herein from the Company’s Annual Report on Form 20-F for the year ended December 31, 2013, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The office of Deloitte Touche Tohmatsu Certified Public Accountants LLP is located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

This prospectus supplement is part of a registration statement we filed with the SEC, using a shelf registration process under the Securities Act, relating to the securities to be offered. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement and the accompanying prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by this prospectus supplement. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2013 filed with the SEC on April 14, 2014 (File No. 001-34602);
•	our current report on Form 6-K furnished to the SEC on December 23, 2014, including Exhibits 99.1 and 99.2 thereto (File No. 001-34602);
•	the description of our ordinary shares and ADSs contained in our registration statement on Form 8-A (File No. 001-34602) filed with the SEC on January 12, 2010, as amended, including any amendment and report subsequently filed for the purpose of updating that description; and
•	with respect to the offering of the securities under this prospectus supplement, all subsequent reports on Form 20-F, and any report on Form 6-K that so indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus supplement.

Our 2013 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with U.S. GAAP.

Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

Daqo New Energy Corp.
666 Longdu Avenue
Wanzhou, Chongqing 404000
The People’s Republic of China
Tel: +86 23 6486-6666
Fax: +86 23 6486-6688
Attention: Chief Financial Officer

PROSPECTUS

$150,000,000

DAQO NEW ENERGY CORP.

ORDINARY SHARES
PREFERRED SHARES
WARRANTS

We may offer and sell ordinary shares, including ordinary shares represented by American depositary shares, or ADSs, preferred shares or warrants in any combination from time to time in one or more offerings, at prices and on terms described in one or more supplements to this prospectus. The warrants may be convertible into or exercisable or exchangeable for our ordinary shares, preferred shares, depositary shares or our other securities. This prospectus provides you with a general description of the securities we may offer.

Each time we sell securities we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities. We may also authorize one or more free writing prospectuses to be provided in connection with a specific offering.

We may sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” The names of any underwriters will be included in the applicable prospectus supplement.

Our ADSs are listed on the New York Stock Exchange, or the NYSE, under the ticker symbol “DQ.”

Investing in our securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement, any related free writing prospectus and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or completeness of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2014

i

ABOUT THIS PROSPECTUS

Before purchasing any securities, you should carefully read this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference” in this prospectus.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“we,” “us,” “our company,” “our” or “Daqo Cayman” refers to Daqo New Energy Corp., its subsidiaries and, until December 30, 2013, its consolidated variable interest entity;
•	“ADSs” refers to our American depositary shares, each of which represents 25 ordinary shares. On December 21, 2012, we effected a change of the ADS to ordinary share ratio from one ADS representing five ordinary shares to one ADS representing 25 ordinary shares. The ratio change had the same effect as a 1-for-5 reverse ADS split;
•	“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan, Hong Kong and Macau;
•	“shares” or “ordinary shares” refers to our ordinary shares, par value $0.0001 per share; and
•	“RMB” or “Renminbi” refers to the legal currency of China; “$,” “dollars” or “U.S. dollars” refers to the legal currency of the United States.

This prospectus is part of a registration statement on Form F-3 that we filed with the United States Securities and Exchange Commission, or the SEC, using a “shelf” registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell any combination of our ordinary shares, preferred shares and warrants from time to time and in one or more offerings. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus, in any prospectus supplement or any related free writing prospectus that we may authorize to be delivered to you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, the applicable supplement to this prospectus or in any related free writing prospectus is accurate as of its respective date, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed by us with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents should not create any implication that there has been no change in our affairs since such date. Information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by this prospectus. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2013 filed with the SEC on April 14, 2014 (File No. 001-34602), or the 2013 Annual Report;
•	our current report on Form 6-K furnished to the SEC on December 23, 2014, including Exhibits 99.1 and 99.2 thereto (File No. 001-34602);
•	the description of our ordinary shares and ADSs contained in our registration statement on Form 8-A (File No. 001-34602) filed with the SEC on January 12, 2010, as amended on September 28, 2010, including any amendment and report subsequently filed for the purpose of updating that description; and
•	with respect to each offering of the securities under this prospectus, all subsequent reports on Form 20-F and any report on Form 6-K that so indicates it (or any applicable portions thereof) is being incorporated by reference that we file with or furnish to the SEC on or after the date hereof and until the termination or completion of the offering by means of this prospectus.

Our 2013 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements are prepared in accordance with accounting principles generally accepted in the United States.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Daqo New Energy Corp.
666 Longdu Avenue
Wanzhou, Chongqing F4 404000
The People’s Republic of China
Tel: +86 23 6486 6666
Fax: +86 23 6486 6688
Attention: Chief Financial Officer

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus or incorporated by reference herein entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “is expected to,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, but are not limited to, statements about:

•	our business and operating strategies;
•	our expansion and capital expenditure plans;
•	our operations and business prospects;
•	our planned use of proceeds;
•	our financial condition and results of operations;
•	the industry regulatory environment as well as the industry outlook generally;
•	future developments in the polysilicon manufacturing and photovoltaic and semiconductor industries; and
•	government subsidies and economic incentives for solar energy application.

This prospectus and any prospectus supplement, and the information incorporated by reference herein may also contain estimates, projections and statistical data related to the polysilicon markets and photovoltaic industry in several countries, including China. This market data speaks as of the date it was published and includes projections that are based on a number of assumptions and are not representations of fact. If any one or more of the assumptions underlying the market data proves to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

OUR COMPANY

We are a leading polysilicon manufacturer based in China. We primarily manufacture and sell high-quality polysilicon to photovoltaic product manufacturers. We also manufacture and sell photovoltaic wafers and modules.

Our principal executive offices are located at 666 Longdu Avenue, Wanzhou, Chongqing F4 404000, People’s Republic of China. Our telephone number at this address is +86 23 6486 6666.

RISK FACTORS

Investing in our securities involves risk. Before investing in any securities that may be offered pursuant to this prospectus, you should carefully consider the risk factors and uncertainties set forth under the heading “Item 3.D. Risk Factors” in our 2013 Annual Report, which is incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act and, if applicable, in any accompanying prospectus supplement or relevant free writing prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF SECURITIES

We may issue, offer and sell from time to time, in one or more offerings, the following securities:

•	ordinary shares, including ordinary shares represented by ADSs;
•	preferred shares; and
•	warrants to purchase ordinary shares, preferred shares or ADSs.

We will set forth in the applicable prospectus supplement a description of the preferred shares, warrants, and, in certain cases, the ordinary shares (including ordinary shares represented by ADSs) that may be offered under this prospectus. The terms of the offering of securities, the initial offering price and the net proceeds to us, as applicable, will be contained in the prospectus supplement and other offering material relating to such offering. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of our securities.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Law (2013 Revision) of the Cayman Islands, which is referred to as the Companies Law below. The following are summaries of material provisions of our Third Amended and Restated Memorandum and Articles of Association in effect as of the date of this prospectus insofar as they relate to the material terms of our ordinary shares.

As of the date of this prospectus, our authorized share capital consists of 500,000,000 ordinary shares with a par value of $0.0001 each. As of the date of this prospectus, there are 223,577,853 ordinary shares outstanding.

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividend Rights

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law.

Voting Rights

Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of our board of directors or any other shareholder holding at least ten percent of the shares given a right to vote at the meeting, present in person or by proxy.

A quorum required for a meeting of shareholders consists of at least shareholders holding not less than an aggregate of one-third of all voting share capital of our company in issue present in person or by proxy and entitled to vote. Shareholders’ meetings may be held annually and may be convened by our board of directors on its own initiative or upon a request to the directors by shareholders holding in aggregate not less than one third of our share capital as at that date carries the right of voting at general meeting of our company. Advance notice of at least seven days is required for the convening of our annual general meeting and other shareholders meetings.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the ordinary shares. A special resolution is required for important matters such as a change of name. Holders of the ordinary shares may effect certain changes by ordinary resolution, including alter the amount of our authorized share capital, consolidate and divide all or any of our share capital into shares of larger amount than our existing share capital, and cancel any shares.

Transfer of Shares

Subject to the restrictions of our Third Amended and Restated Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our directors may also decline to register any transfer of any ordinary share unless (a) the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer; (b) the shares conceded are free of any lien in favor of us; or (c) a fee of such maximum sum as the NYSE may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal. The registration of transfers may, on 14 days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption of Shares

Subject to the provisions of the Companies Law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by special resolution.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied either with the written consent of the holders of three-fourths of the issued shares of that class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Item 5. Additional Information — H. Documents on Display” in our 2013 Annual Report, which is incorporated in this prospectus by reference.

Limitations on the Right to Own Shares

There are no limitations on the right to own our shares.

Disclosure of Shareholder Ownership

There are no provisions in our Third Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

No Sinking Fund

Our ordinary shares are not subject to sinking fund provisions.

Differences in Corporate Law

The Companies Law of the Cayman Islands is modeled after that of the United Kingdom but does not follow recent United Kingdom statutory enactments. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company; and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by either (a) a special resolution of the shareholders of each constituent company and (b) such other authorisation, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question;
•	the arrangement is such that a businessman would reasonably approve; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offerer may, within a two month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed unless there is evidence of fraud, bad faith or collusion.

If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Protection of Minorities and Shareholders’ Suits

It can be expected that the Cayman Islands courts will ordinarily follow English case law precedents (particularly the rule in the case of Foss v. Harbottle and the exceptions thereto) which permit a minority member to commence a representative action against or derivative actions in the name of a company to challenge:

•	an act which is ultra vires of the company or illegal;
•	an act which constitutes a fraud against the minority and the wrongdoers are themselves in control of the company; and
•	an irregularity in the passing of a resolution the passage of which requires a qualified (or special) majority which has not been obtained.

Where a company (not being a bank) is one which has a share capital divided into shares, the court may, on the application of members thereof holding not less than one-fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and, at the direction of the court, to report thereon.

Moreover, any member of a company may petition the court which may make a winding up order if the court is of the opinion that it is just and equitable that the company should be wound up.

In general, claims against a company by its members must be based on the general laws of contract or tort applicable in the Cayman Islands or be based on potential violation of their individual rights as members as established by a company’s memorandum and articles of association.

Pre-emption Rights

There are no pre-emption rights applicable to the issue of new ordinary shares under Cayman Islands law.

Procedures on Liquidation

A resolution that our company be wound up by the court or be wound up voluntarily is a special resolution.

Subject to any special rights, privileges or restrictions as to the distribution of available surplus assets on liquidation for the time being attached to any class or classes of shares:

•	if we are wound up and the assets available for distribution amongst our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, then the excess will be distributed pari passu amongst such members in proportion to the amount paid up on the shares held by them; and
•	if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, such assets will be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up, on the shares held by them.

In the event that we are wound up (whether the liquidation is voluntary or compelled by the court) the liquidator may, with the sanction of a special resolution and any other sanction required by the Cayman Companies Law divide among the members in specie or kind the whole or any part of our assets whether the assets shall consist of property of one kind or shall consist of properties of different kinds and the liquidator may, for such purpose, set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the members or different classes of members and the members within each class. The liquidator may, with the like sanction, vest any part of the assets in trustees upon such trusts for the benefit of members as the liquidator shall think fit, but so that no member shall be compelled to accept any shares or other property upon which there is a liability.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Third Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, charges and expenses incurred in their capacities as such unless such losses or damages arise from willful neglect or default of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.

Anti-takeover Provisions in the Third Amended and Restated Memorandum and Articles of Association

Subject to the Companies Law, our company can adopt a wide range of defensive measures, such as staggered boards, blank check preferred shares, removal of directors only for cause and provisions that restrict the rights of shareholders to call meetings, act by written consent and submit shareholder proposals. Our Third Amended and Restated Memorandum and Articles of Association provide for, among others, blank check preferred stock.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under Cayman Islands law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has four essential elements:

•	a duty to act in good faith in the best interests of the company;
•	a duty not to personally profit from opportunities that arise from the office of director;
•	a duty to avoid conflicts of interest; and
•	a duty to exercise powers for the purpose for which such powers were intended.

In general, the Companies Law imposes various duties on officers of a company with respect to certain matters of management and administration of the company. The Companies Law contains provisions, which impose default fines on persons who fail to satisfy those requirements. However, in many circumstances, an individual is only liable if he knowingly is guilty of the default or knowingly and willfully authorizes or permits the default.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Law allows a special resolution to be passed in writing if signed by all the shareholders and authorized by the articles of association, which ours do.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Law does not provide shareholders any right to bring business before a meeting or requisition a general meeting. However, these rights may be provided in articles of association. Our Third Amended and Restated Memorandum and Articles of Association allow our shareholders holding not less than one-third of our paid-up voting share capital to requisition a shareholder’s meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under the Companies Law which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of a corporation, our Third Amended and Restated Memorandum and Articles of Association do not provide for cumulative voting.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Third Amended and Restated Memorandum and Articles of Association, directors may be removed, by way of ordinary resolution of the shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

A Cayman company may enter into some business transactions with significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from the board of directors but without prior approval from the shareholders.

Sale of Assets

Contrary to the general practice in most corporations incorporated in the United States, the Companies Law does not require that shareholders approve sales of all or substantially all of a company’s assets. However pursuant to our Third Amended and Restated Memorandum and Articles of Association, inter alia, prior consent from holders of preferred shares is required for any sale of whole or substantial part of the assets of the Company.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is approved by the board of directors, it must be approved by a simple majority of the corporation’s outstanding shares; or if so provided in its certificate of incorporation, a supermajority of shareholders. Under the Companies Law of the Cayman Islands and our Third Amended and Restated Articles of association, our company may be dissolved, liquidated or wound up by, inter alia, prior written approval of the holders of the preferred shares.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Third Amended and Restated Memorandum and

Articles of Association provide that, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the vote at a class meeting of holders of the shares of such class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Law, our Third Amended and Restated Memorandum and Articles of Association may only be amended with, inter alia, a special resolution of the Company.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our Third Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Third Amended and Restated Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Modification of Rights

Except with respect to share capital (as described below) and the location of the registered office, alterations to our memorandum and articles of association may only be made by special resolution.

Subject to the Companies Law of the Cayman Islands, all or any of the special rights attached to shares or any class (unless otherwise provided for by the terms of issue of the shares of that class) may be varied, modified or abrogated either with the consent in writing of the holders of not less than three-fourths in nominal value of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The provisions of our Third Amended and Restated Memorandum and Articles of Association relating to general meetings shall apply mutatis mutandis to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting other than an adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third of the issued shares of that class, every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

The special rights conferred upon the holders of any class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Alteration of Capital

We may from time to time by ordinary resolution:

•	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;
•	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;
•	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law; and
•	sub-divide our shares or any of them into shares of smaller amount than is fixed by our Third Amended and Restated Memorandum and Articles of Association, subject nevertheless to the Companies Law.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital, share premium account or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to the restrictions of our Third Amended and Restated Memorandum and Articles of Association as may be applicable, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the form prescribed by our Third Amended and Restated Memorandum and Articles of Association.

Our directors may decline to register any transfer of any share unless the instrument of transfer is lodged with us accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer.

Share Repurchase

We are empowered by the Companies Law and our Third Amended and Restated Memorandum and Articles of Association to purchase our own shares if the manner of purchase has first been authorized by the shareholders of our company in a general meeting. The shares may be repurchased out of profits of our company, out of the proceeds of a new issue of shares made for that purpose or out of capital, provided that we have the ability to pay our debts as they come due in the ordinary course of business. Our directors may only exercise this power on our behalf, subject to the Companies Law, our memorandum and articles of association and to any applicable requirements imposed from time to time by the NYSE, the SEC, or by any other recognized stock exchange.

Dividends

Subject to the Companies Law and our Third Amended and Restated Memorandum and Articles of Association, in a general meeting of the shareholders of our Company we may declare dividends but no dividends shall exceed the amount recommended by our directors. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. With the sanction of an ordinary resolution, dividends may also be declared out of the share premium account or any other fund or account which can be authorized for this purpose in accordance with the Companies Law.

Our directors may also pay any dividend which is payable on any shares half-yearly or on any other dates, whenever our profits, in the opinion of the directors, justifies such payment.

Our directors may deduct from any dividend or distributions payable to any shareholder all sums of money (if any) presently payable by him to us on account of calls, installments or otherwise.

No dividend or other monies payable by us on or in respect of any share shall bear interest against us.

Subject to our Third Amended and Restated Memorandum and Articles of Association, with the sanction of an ordinary resolution (or, with regarding to a dividend payable in respect of a class of shares, an ordinary resolution passed at a class meeting) the directors may determine that (i) the persons entitled to participate in the dividend shall have a right of election to accept shares of our company credited as fully paid up in satisfaction of all or (if the directors so specify or permit) part of their dividend entitlement or (ii) a dividend shall be satisfied in whole or specified part by an issue of shares of our company credited as fully paid up, subject to a right of election on the part of persons entitled to participate in the dividend to receive their dividend entitlement wholly or (if the directors so permit) partly in cash. In either event, the directors may determine all questions concerning the right of election, notification thereof to shareholders, the basis and terms of issue of shares of our company and otherwise.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or draft sent by mail addressed to the holder at his address, or addressed to such person and at such addresses as the holder may direct. Every such check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and, if so forfeited, shall revert to us.

Subject to our Third Amended and Restated Memorandum and Articles of Association, with the sanction of an ordinary resolution, the directors may determine that a dividend shall be paid wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company) and may settle all questions concerning such distribution. Without limiting the generality of the foregoing, the directors may fix the value of such specific assets, may determine that cash payment shall be made to some shareholders in lieu of specific assets and may vest any such specific assets in trustees on such terms as the directors think fit.

Board of Directors

We are managed by a board of directors which shall consist of no less than five members. Our board of directors currently consists of nine members. An appointment of a director may be in terms that the director shall automatically retire at the next or a subsequent annual general meeting.

Meetings of the board of directors may be convened at any time deemed necessary by any members of the board of directors in accordance with our Third Amended and Restated Memorandum and Articles of Association.

A meeting of the board of directors shall be competent to make lawful and binding decisions if a quorum is present. Under our Third Amended and Restated Memorandum and Articles of Association, the quorum necessary for the transaction of the business of our board of directors may be fixed by the board of directors and unless so fixed shall be a majority of the directors then in office. At any meeting of the directors, each director, be it by his presence or by his alternate, is entitled to one vote.

Questions arising at a meeting of the board of directors are required to be decided by simple majority votes of the members of the board of directors present or represented at the meeting. In the case of a tie vote, the resolution shall fail. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

DESCRIPTION OF PREFERRED SHARES

Our board of directors has the authority, without shareholder approval, to issue preferred shares in one or more series. Our board of directors may establish the number of shares to be included in each such series and may set the designations, preferences, powers and other rights of the shares of a series of preferred shares. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. The preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of our Company. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.

As of the date of this document, there are no outstanding preferred shares of any series. The material terms of any series of preferred shares that we offer, together with any material U.S. federal income, PRC and Cayman Islands tax considerations relating to such preferred shares, will be described in a prospectus supplement.

Holders of our preferred shares are entitled to certain rights and subject to certain conditions as set forth in our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2013 Revision) of the Cayman Islands. See “Description of Share Capital.”

DESCRIPTION OF WARRANTS

We may issue and offer warrants under the material terms and conditions described in this prospectus and any accompanying prospectus supplement. The accompanying prospectus supplement may add, update or change the terms and conditions of the warrants as described in this prospectus.

We may issue warrants to purchase our ordinary shares or preferred shares. Warrants may be issued independently or together with any securities and may be attached to or separate from those securities. The warrants will be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all of which will be described in the prospectus supplement relating to the warrants we are offering. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Each warrant issued by us will entitle its holder to purchase the ordinary shares or preferred shares designated at an exercise price set forth in, or to be determinable as set forth in, the related prospectus supplement. Warrants may be issued separately or together with equity securities.

The warrants are to be issued under warrant agreements to be entered into between us and one or more banks or trust companies, as warrant agent, as will be set forth in the applicable prospectus supplement and this prospectus.

The particular terms of the warrants, the warrant agreements relating to the warrants and the warrant certificates representing the warrants will be described in the applicable prospectus supplement, including, as applicable:

•	the title of the warrants;
•	the initial offering price;
•	the aggregate amount of warrants and the aggregate amount of equity securities purchasable upon exercise of the warrants;
•	the exercise price of the warrants, and any provisions for changes or adjustments to such exercise price;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	if applicable, the designation and terms of the equity securities with which the warrants are issued, and the amount of warrants issued with each equity security;
•	the date, if any, on and after which the warrants and the related equity security will be separately transferable;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;
•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the warrants;
•	anti-dilution provisions of the warrants, if any;
•	redemption or call provisions, if any, applicable to the warrants; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Holders of warrants will not be entitled, solely by virtue of being holders, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of directors or any other matters, or to exercise any rights whatsoever as a holder of the equity securities purchasable upon exercise of the warrants.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

JPMorgan Chase Bank, N.A., as depositary, will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in shares which we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and registered holders of ADSs on the books of the depositary. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Each ADS represents 25 ordinary shares of our company. Unless specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 1 Chase Manhattan Plaza, Floor 58, New York, NY, 10005-1401.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Cayman Island law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the deposit agreement to be entered into among us, the depositary and all registered holders from time to time of ADSs issued under the deposit agreement. The obligations of the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The deposit agreement and the ADSs are governed by New York law. Under the deposit agreement, as an ADR holder, you agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the deposit agreement or transactions contemplated thereby, may only be instituted in a state or federal court in New York, New York, and you irrevocably waive any objection which you may have to the laying of venue of any such proceeding and irrevocably submit to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

The following is a summary of what we believe to be the material terms of the deposit agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the deposit agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room which is located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after converting any cash received into U.S. dollars and, in all cases, making any necessary deductions provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities hereunder. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•	Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.
•	Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.
•	Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not furnish such evidence, the depositary may:
•	sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or
•	if it is not practicable to sell such rights, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing.

We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

•	Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

If the depositary determines that any distribution described above is not practicable with respect to any specific registered ADR holder, the depositary may choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. The depositary may right to utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities and/or conversion of foreign currency in connection with these distributions.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;
•	the payment of fees, taxes and similar charges; or
•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates for the determination of the registered ADR holders who will be entitled (or obligated, as the case may be):

•	to receive any distribution on or in respect of shares,
•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or
•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. As soon as practicable after receiving notice of any meeting or solicitation of consents or proxies from us, the depositary will distribute to the registered ADR holders a notice stating such information as is contained in the voting materials received by the depositary and describing how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs, including instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, the depositary must receive them in the manner and on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Furthermore, neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by law or regulations, or by the requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such holders with, or otherwise publicizes to such holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the Cayman Islands law and our constituent documents, each as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by show of hands unless a poll is (before or on the declaration of the results of the show of hands) demanded. In the event that voting on any resolution or matter is conducted on a show of hands basis in accordance with our constituent documents, the depositary will refrain from voting and the voting instructions (or the deemed voting instructions, as set out above) received by the depositary from holders shall lapse. The depositary will not demand a poll or join in demanding a poll, whether or not requested to do so by holders of ADSs. There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, $5.00 for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADS holders, by any party depositing or withdrawing shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of $1.50 per ADR or ADRs for transfers of certificated or direct registration ADRs;
•	a fee of up to $0.05 per ADS for any cash distribution made pursuant to the deposit agreement;
•	a fee of up to $0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);
•	reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of the depositary’s agents (including, without limitation, the custodian and expenses incurred on behalf of holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares, the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charge shall be assessed on a proportionate basis against holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such holders or by deducting such charge from one or more cash dividends or other cash distributions);
•	a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those holders entitled thereto;
•	stock transfer or other taxes and other governmental charges;
•	cable, telex and facsimile transmission and delivery charges incurred at your request in connection with the deposit or delivery of shares;
•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and
•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The charges described above may be amended from time to time by agreement between us and the depositary.

The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program established pursuant to the deposit agreement, by making available a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank may agree from time to time. For the year ended December 31, 2013, we have received US$496,132.84 from the depositary as reimbursement for our expenses incurred in connection with the establishment and maintenance of the ADS program. In December 2012, we instructed the depositary bank to change the ratio of shares of our company by each ADS from five shares to twenty five shares per ADS. In accordance with the agreement between our company and the depositary bank, the latter ceased any reimbursement and waives, and charged “Termination/Revision Fees” of $1 million to our company.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide services to any holder until the fees and expenses owing by such holder for those services or otherwise are paid. The charges described above may be amended from time to time by agreement between us and the depositary.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. Additionally, if any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, including, without limitation, any Chinese Enterprise Income Tax owing if the Circular Guoshuifa [2009] No. 82 issued by the Chinese State Administration of Taxation (SAT) or any other circular, edict, order or ruling, as issued and as from time to time amended, is applied or otherwise, such tax or other governmental charge shall be paid by the holder thereof to the depositary, and by holding or having held an ADR the holder and all prior holders thereof, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect thereof. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) to pay such taxes and distribute any remaining net proceeds to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions not made to holders of ADSs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

(1)	amend the form of ADR;
(2)	distribute additional or amended ADRs;
(3)	distribute cash, securities or other property it has received in connection with such actions;
(4)	sell any securities or property received and distribute the proceeds as cash; or
(5)	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders. Such notice need not describe in detail the specific amendments effectuated thereby, but must give ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder is deemed to agree to such amendment and to be bound by the deposit agreement as so amended. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADSs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders unless a successor depositary shall not be operating under the deposit agreement within 45 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADSs unless a successor depositary shall not be operating under the deposit agreement on the 90th day after our notice of removal was first provided to the depositary. After the date so fixed for termination, (a) all Direct Registration ADRs shall cease to be eligible for the Direct Registration System and shall be considered ADRs issued on the ADR Register and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a registered holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a registered holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares to us along with a general stock power that refers to the names set forth on the ADR Register and (b) provide us with a copy of the ADR Register. Upon receipt of such shares and the ADR Register, we have agreed to use our best efforts to issue to each registered holder a Share certificate representing the Shares represented by the ADSs reflected on the ADR Register in such registered holder’s name and to deliver such Share certificate to the registered holder at the address set forth on the ADR Register. After providing such instruction to the custodian and delivering a copy of the ADR Register to us, the depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs and shall cease to have any obligations under the Deposit Agreement and/or the ADRs.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and holders of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time, we or the depositary or its custodian may require:

•	payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of shares upon any applicable register and (iii) any applicable fees and expenses described in the deposit agreement;

•	the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and
•	compliance with such regulations as the depositary may establish consistent with the deposit agreement.

The issuance of ADSs, the acceptance of deposits of shares, the registration, registration of transfer, split-up or combination of ADSs or the withdrawal of shares, may be suspended, generally or in particular instances, when the ADS register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary; provided that the ability to withdrawal shares may only be limited under the following circumstances: (i) temporary delays caused by closing transfer books of the depositary or our transfer books or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends, (ii) the payment of fees, taxes, and similar charges, and (iii) compliance with any laws or governmental regulations relating to ADSs or to the withdrawal of deposited securities.

The deposit agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents, provided, however, that no such disclaimer of liability under the Securities Act of 1933 is intended by any provision of the limitations of liabilities provisions of the deposit agreement. In the deposit agreement it provides that neither we nor the depositary nor any such agent will be liable if:

•	any present or future law, rule, regulation, fiat, order or decree of the United States, the Cayman Islands, the People’s Republic of China or any other country, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our charter, any act of God, war, terrorism or other circumstance beyond our, the depositary’s or our respective agents’ control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the deposit agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);
•	it exercises or fails to exercise discretion under the deposit agreement or the ADR;
•	it performs its obligations under the deposit agreement and ADRs without gross negligence or willful misconduct;
•	it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADSs, or any other person believed by it to be competent to give such advice or information; or
•	it relies upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADSs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the deposit agreement, any registered holder or holders of ADSs, any ADRs or otherwise related to the deposit agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depositary, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan Chase Bank, N.A. Notwithstanding anything to the contrary contained in the deposit agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that the custodian has been determined by a final non-appealable judgment of a court of competent jurisdiction to have (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian(s) may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the deposit agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any registered holder of ADSs or beneficial owner therein to obtain the benefits of credits on the basis of non-U.S. tax paid against such holder’s or beneficial owner’s income tax liability. Neither we nor the depositary shall incur any liability for any tax consequences that may be incurred by holders or beneficial owners on account of their ownership of ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast or for the effect of any such vote. Neither the depositary nor any of its agents shall be liable to registered holders of ADSs or beneficial owners of interests in ADSs for any indirect, special, punitive or consequential damages (including, without limitation, lost profits) of any form incurred by any person or entity, whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

In the deposit agreement each party thereto (including, for avoidance of doubt, each holder and beneficial owner and/or holder of interests in ADSs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or the company directly or indirectly arising out of or relating to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory).

The depositary may own and deal in any class of our securities and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof. We reserve the right to instruct you to deliver your ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal with you directly as a holder of shares and, by holding an ADS or an interest therein, you will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADSs, which register shall include the depositary’s direct registration system. Registered holders of ADSs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register may be closed from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Pre-release of ADSs

In its capacity as depositary, the depositary shall not lend shares or ADSs; provided, however, that the depositary may issue ADSs prior to the receipt of shares (each such transaction a “pre-release”). The depositary may receive ADSs in lieu of shares to close out a pre-release (which ADSs will promptly be canceled by the depositary upon receipt by the depositary). Each such pre-release will be subject to a written agreement whereby the person or entity (the “applicant”) to whom ADSs are to be delivered (a) represents that at the time of the pre-release the applicant or its customer owns the shares that are to be delivered by the applicant under such pre-release, (b) agrees to indicate the depositary as owner of such shares in its records and to hold such shares in trust for the depositary until such shares are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver to the depositary or the custodian, as applicable, such shares, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate. Each such pre-release will be at all times fully collateralized with cash, U.S. government securities or such other collateral as the depositary deems appropriate, terminable by the depositary on not more than five (5) business days’ notice and subject to such further indemnities and credit regulations as the depositary deems appropriate. The depositary will normally limit the number of ADSs involved in such pre-release at any one time to thirty percent (30%) of the ADSs outstanding (without giving effect to pre-released ADSs outstanding), provided, however, that the depositary reserves the right to change or disregard such limit from time to time as it deems appropriate. The depositary may also set limits with respect to the number of ADSs involved in pre-release with any one person on a case-by-case basis as it deems appropriate. The depositary may retain for its own account any compensation received by it in conjunction with the foregoing. Collateral provided as described above, but not the earnings thereon, shall be held for the benefit of the registered holders of ADSs (other than the applicant).

Appointment

In the deposit agreement, each registered holder of ADSs and each person holding an interest in ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs; and
•	appoint the depositary as its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Governing Law

The deposit agreement and the ADRs shall be governed by and construed in accordance with the laws of the State of New York. In the deposit agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf. Notwithstanding the foregoing, any action based on the deposit agreement or the transactions contemplated thereby may be instituted by the depositary and holders in any competent court in the Cayman Islands, Hong Kong, the People’s Republic of China and/or the United States or through the commencement of an English language arbitration either in New York, New York in accordance with the Commercial Arbitration Rules of the American Arbitration Association or in Hong Kong following the arbitration rules of the United Nations Commission on International Trade Law (UNCITRAL).

PLAN OF DISTRIBUTION

We may sell or distribute the securities offered by this prospectus and any applicable prospectus supplement and related free writing prospectus, from time to time, in one or more offerings, as follows:

•	through agents;
•	to dealers or underwriters for resale;
•	directly to investors;
•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or
•	through a combination of any of these methods of sale.

We will set forth in a free writing prospectus or prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;
•	the purchase price of the securities being offered and the proceeds we will receive from the sale;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;
•	the public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which such securities may be listed.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in a free writing prospectus or prospectus supplement naming the underwriter and the nature of any such relationship.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We may also sell securities directly to one or more purchasers without using underwriters or agents.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in a free writing prospectus or the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

We will bear all costs, expenses and fees in connection with the registration of the securities as well as the expenses of all commissions and discounts, if any, attributable to the sales of securities by us.

Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus, each class or series of securities will be a new issue with no established trading market, other than our ordinary shares represented by ADSs, which are listed on the NYSE. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us in the offering. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

In addition, we may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus or otherwise.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated in the Cayman Islands in order to enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands, such as a less-developed body of securities laws as compared to the United States, significantly less legal protection for investors as compared to the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring arbitration of disputes between us and our officers, directors and shareholders, including disputes arising under the securities laws of the United States.

Substantially all of our operations are conducted in China, and substantially all of our assets are located there. In addition, a majority of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Law Debenture Corporate Services Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Travers Thorp Alberga, our counsel as to Cayman Islands law, and Jun He Law Offices, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands and China would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated solely upon the civil liability provisions of the securities laws of the United States or any state or territory in the United States; or
•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated solely upon the securities laws of the United States or any state or territory in the United States.

Travers Thorp Alberga has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar fiscal or revenue obligations and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, will be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law.

Jun He Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. As of the date of this prospectus, China does not have any treaties or other agreements with the United States that provide for the reciprocal recognition and enforcement of foreign judgments in connection with civil liabilities. In addition, according to the PRC Civil Procedure Law, courts in China will not enforce a foreign judgment against us or our directors and officers if the courts decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, there is substantial uncertainty as to whether a PRC court would recognize or enforce a judgment rendered by a court in the United States.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP to the extent governed by the laws of the State of New York, and by Travers Thorp Alberga to the extent governed by the laws of the Cayman Islands. Legal matters as to PRC law will be passed upon for us by Jun He Law Offices. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The consolidated financial statements of Daqo New Energy Corp. and its subsidiaries and variable interest entity, and the related financial statement schedule included in Schedule I, incorporated in this prospectus by reference from the Company’s 2013 Annual Report, have been audited by Deloitte Touche Tohmatsu Certified Public Accountants LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Deloitte Touche Tohmatsu Certified Public Accountants LLP are located at 30th Floor, Bund Center, 222 Yan An Road East, Shanghai, People’s Republic of China.